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                                                                     EXHIBIT 2.1
                            STOCK PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 10, 1998

                                  BY AND AMONG

                            APOGEE ENTERPRISES, INC.
                                    AS SELLER

                                       AND

                             COMPUDYNE CORPORATION,
                                  AS PURCHASER




                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT dated as of November 10, 1998 is made and entered into by and between APOGEE ENTERPRISES, INC., a Minnesota corporation ("Seller"), and COMPUDYNE CORPORATION, a Nevada corporation ("Purchaser"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01.

                              STATEMENT OF PURPOSE

         WHEREAS, Seller owns all of the outstanding capital stock of Norment Industries, Inc., a Delaware corporation ("Norment"), and Norshield Corporation., an Alabama corporation ("Norshield" and each of Norment and Norshield is herein individually referred to as the "Company" and collectively as the "Companies"), that own, manage and operate a number of separate businesses which collectively are engaged in the design, manufacturer, installation and distribution of locks, bullet resistant glass, metal window surrounds, electronic control systems and similar products that are integrated into detention security systems under the names Norment Industries, Norshield, SESCO, EMSS, Airteq and Trentech (with the exception of the Voice Track
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business of Norment (as hereinafter defined), the foregoing businesses are herein referred to as the "Business");

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser all of the outstanding capital stock of the Companies to enable Purchaser to acquire substantially all of the assets primarily used in, held for use or held for the benefit of the Business except as hereinafter provided;

         WHEREAS, in connection with such purchase and sale, the Companies will retain certain liabilities of the Companies and the Companies and Purchaser will indemnify and hold Seller and its Affiliates harmless with respect to such liabilities;

         WHEREAS, in connection with such purchase and sale, Seller will assume certain liabilities of the Companies and Seller will indemnify and hold the Companies and the Purchaser harmless with respect thereto; and

         WHEREAS, Purchaser and Seller desire to enter into this Agreement to effect the purchase and sale of the capital stock of the Companies pursuant to the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                           SALE OF SHARES AND CLOSING

         1.01 Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the outstanding shares of capital stock of each of the Companies (collectively the "Shares"). As a result of the purchase of the Shares, Purchaser will acquire (through the Companies) the right, title and interest of the Companies in and to the following assets at the Closing on the terms and subject to the conditions set forth in this
Agreement:

                  (a) Transferred Projects. All Contracts for Construction Projects related to the Business (collectively the "Transferred Projects") which (i) are in process as of October 31, 1998 as listed on
         Schedule 1.01(a)(i) and have not been completed by the Closing Date,
         (ii) have been awarded as of the date hereof for bids submitted prior to October 31, 1998, but have not yet been contracted as listed on
         Schedule 1.01(a)(ii) and have not been completed by the Closing Date,
         (iii) have been contracted but not commenced as of October 31, 1998, as listed on Schedule 1.01(a)(iii) and have not been completed by the Closing Date, (iv) are awarded or contracted after October 31, 1998 for bids that have been submitted as of October 31, 1998 as listed on
         Schedule 1.01(a)(iv) and have not been completed by the Closing Date, and (v) are bid in the Ordinary Course of Business after the date hereof and awarded or contracted, whether before or after the Closing and, if contracted prior to the

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         Closing Date, have not been completed by the Closing Date, in all cases, regardless of whether or not either of the Companies, as opposed to Seller or another Affiliate of Seller other than the Companies, is or are parties to such Contracts. A Transferred Project will not be "completed" unless all amounts under the Contract have been billed. In the event any Contract for a Transferred Project is not in the name of one of the Companies but is in the name of an Affiliate of Seller, Seller will take or cause such Affiliate to take, without undue liability or expense to Seller or such Affiliate, such action as either of the Companies or Purchaser may reasonably request to enable Purchaser to have the benefits of such Contract after Closing; provided that the Purchaser shall (i) cause the Companies to indemnify Seller and its Affiliates with respect to any liabilities or obligations under the Contracts for such Transferred Projects, and (ii) indemnify Seller and its Affiliates with respect to any liabilities or obligations under the Contracts for such Transferred Projects.

                  (b) Customer Orders. All Contracts for Customer Orders for which payment in full has not been received as of the Closing Date.

                  (c) Acquired Assets. Except for the Excluded Assets and as disclosed on Schedule 2.06, the term "Acquired Assets" as used in this Agreement shall include the assets, properties and rights used by either of the Companies or by Seller or one of its Affiliates other than the Companies primarily in the Business or reflected on the balance sheet as of August 29, 1998 for the Business referred to in
         Section 2.04(a) subject to changes in the Ordinary Course of Business prior to the Closing Date, including but not limited to the following:

                           (i) tangible personal property (such as supplies,
                  packaging goods, equipment, manufactured and purchased parts, machinery, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies but excluding inventories),

                           (ii) inventories of raw materials, supplies,
                  manufactured and processed parts, work in process, packaging goods and finished goods (the "Inventories"),

                           (iii) accounts receivable, notes, chattel paper and
                  other receivables,

                           (iv) agreements, contracts, indentures, mortgages,
                  instruments, liens, guarantees, other similar arrangements, and rights thereunder, including without limitation, agreements with sales agents and representatives,

                           (v) Government Authorizations held by the Companies
                  to the extent transferable,

                           (vi) intellectual property, goodwill associated
                  therewith, licenses and sublicenses granted and obtained with respect thereto and with respect to the use of computer software used by each Company, and rights to protection of interests therein under the laws of all jurisdictions,

                           (vii) the trade names, trademarks, service marks and
                  patents listed in

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                  Schedule 2.22(c) and Schedule 2.22(d) together with all other intangible property, including customer lists,

                           (viii) real property, fixtures, improvements, and
                  fittings thereon, leaseholds and subleaseholds therein, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets),

                           (ix) leases, subleases, and rights thereunder,

                           (x) prepayments, prepaid expenses, and deferred items
                  and deposits, and

                           (xi) Books and Records.

         1.02 Excluded Assets. Notwithstanding any other provision of this Agreement, the Acquired Assets shall exclude and, prior to Closing (or after Closing and upon the request of Seller), the Companies shall assign or transfer to Seller or an Affiliate of Seller, as designated by Seller, the following assets, properties and rights of the Companies (the "Excluded Assets"):

                  (a) all Inter-Company Contracts with Affiliates that do not relate to the Transferred Projects;

                  (b)      Cash as of the Closing Date;

                  (c) all Inter-Company Receivables payable to either of the Companies by Seller or any of its Affiliates as of the Closing Date;

                  (d) all assets primarily used in the Voice Track business of Norment as set forth on Schedule 1.02(d);

                  (e) all insurance policies maintained by the Companies, Seller or Seller's Affiliates;

                  (f) all refunds or credits, if any, of Taxes owed to either of the Companies as of the Closing Date (except to the extent such refunds or credits are included in the Closing Balance Sheet);

                  (g) any rights, including indemnification and claims for recovery under litigation of either of the Companies, against third parties arising out of or relating to events prior to Closing or projects or Customer Orders completed prior to Closing (including any retainage not yet paid with respect to such projects subject to litigation as of the Closing Date), except any such rights relating to Transferred Projects;

                  (h) the rights of either of the Companies in, to and under all Contracts which are the responsibility of Seller under Section 8.02;

                  (i) all bank accounts, lockboxes and safety boxes, credit card accounts and all

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         related records;

                  (j) all computer programs for the accounting and payroll systems owned by or licensed to an Affiliate of the Companies and used in the Business; and

                  (k) the other excluded assets listed on Schedule 1.02(k) hereto.

         1.03 Company Liabilities. After the Closing, the Companies will be responsible and obligated for and will timely pay and discharge the following Liabilities (the "Company Liabilities") relating to the Business:

                  (a) all Liabilities reflected on the Closing Date Balance
         Sheet;

                  (b) all obligations arising on or after Closing Date under (i) all Contracts of either of the Companies required to be disclosed to Purchaser under Article II of this Agreement if so disclosed, and (ii) all Contracts of either of the Companies primarily relating to the Business or the Acquired Assets and not required to be disclosed under
         Article II;

                  (c) all Liabilities arising or resulting from or related to the Transferred Projects and Customer Orders, including but not limited to completion of such projects or orders and all warranty claims with respect to such projects or orders regardless of whether or not such warranty claims relate to work performed prior to the Closing Date; and

                  (d) all Liabilities arising out of the Business as conducted by the Companies or the Purchaser or their respective successors and assigns on or after the Closing Date.

         1.04 Seller Liabilities. "Seller Liabilities" shall mean all liabilities and obligations of Seller and the Companies arising prior to the Closing Date, whether such liabilities and obligations relate to payment, performance or otherwise, are matured or unmatured, are known or unknown, are contingent or non-contingent, are fixed or undetermined, or are present, future or otherwise, other than the Company Liabilities. All of the Seller Liabilities shall remain the sole responsibility of and shall be retained, paid, performed or discharged solely by the Seller. Notwithstanding anything to the contrary contained herein, and without limiting the foregoing, the following liabilities and obligations of the Companies shall be considered Seller Liabilities for the purposes of this Agreement (and the Closing Date Balance Sheet shall not include any Seller Liabilities):

                  (a) any liability or obligation for the following Taxes: (A) any Taxes arising as a result of the operation of the Business or ownership of the Acquired Assets before the Closing Date, (B) any deferred Taxes of any nature as of the Closing Date, and (C) any taxes arising from the transfer (whether prior to, or after the Closing Date) to Seller or an Affiliate of Seller as designated by Seller of any of the Excluded Assets in accordance with Section 1.02 hereof;

                  (b) any Environmental, Health and Safety Liabilities arising out of or relating

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         to the operation of the Business or ownership or operation of real property prior to the Closing Date;

                  (c) any liability or obligation arising out of or relating to any employee grievance commenced or relating to periods prior to the Closing Date;

                  (d) any liability or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Companies for matters arising prior to the Closing Date, including without limitation contributions to the applicable retirement plans for employees of the Business earned through the Closing Date and any severance or other payments with respect to any employee of the Business terminated prior to the Closing, but excluding (i) those relating to Transferred Projects or Customer Orders, and (ii) those relating to employee bonuses as accrued on the Balance Sheet and will be accrued on the Closing Balance Sheet in accordance with Seller's practice for accruing bonuses as reflected on the Balance Sheet;

                  (e) any liability or obligation arising out of or resulting from the non-compliance by either of the Companies with any Law or Order prior to the Closing Date;

                  (f) any trade accounts payable that are delinquent as of the Closing Date; and

                  (g) any Liability of either of the Companies to Seller shown as "Intercompany Debt" on the balance sheets for the Business referred to in Section 2.04(a).

         1.05 Purchase Price. Subject to the adjustment under Section 1.07, the purchase price for the Shares is Twenty-two Million Five Hundred Thousand U.S. Dollars ($22,500,000.00) (the "Purchase Price"), payable as follows: (i) Purchaser shall deliver the sum of Two Hundred Fifty Thousand U.S. Dollars ($250,000.00) into escrow simultaneously with the execution hereof pursuant to the terms of an escrow agreement in form and substance substantially identical to Exhibit A attached hereto (the "Escrow Agreement") which amount shall be released to Seller, together with all interest earned thereon, upon consummation of the transactions contemplated by this Agreement on the Closing Date; and (ii) at Closing, Purchaser shall deliver to Seller the Purchase Price less the amount delivered under clause (i) in the manner provided in Section 1.06.

         1.06 Closing. The closing of the transactions contemplated by this Agreement will take place at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402 or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing: (i) Purchaser and Seller shall deliver written instructions to the escrow agent under the Escrow Agreement to pay the escrow funds held under the Escrow Agreement, together with all interest earned thereon, to Seller by wire transfer of immediately available funds, and
(ii) Purchaser shall deliver to Seller the balance of the Purchase Price (as preliminarily adjusted pursuant to Section 1.07(b) hereof) by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two Business Days before the Closing Date. Simultaneously therewith, Seller will assign and transfer to Purchaser good and valid title in and to the Shares and cause all of the Acquired Assets to be free and clear of all Liens except Permitted

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Liens. At the Closing, there shall be executed and delivered to Seller and
Purchaser the Administrative Services Agreement to be delivered pursuant to
Section 4.12, and the opinions, certificates, documents and instruments of conveyance to be delivered under Articles VI and VII.

         1.07 Adjustment to Purchase Price.

                  (a) No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a calculation of the Net Working Capital (as defined below) estimated as of the opening of business on the Closing Date (the "Estimated Net Working Capital"). The Estimated Net Working Capital shall be calculated in accordance with GAAP, as applied on a consistent basis with the Financial Statements provided to Purchaser pursuant to Section 2.04 hereof (the "Working Capital Balance Sheet"); provided that there shall be no reserve or accrual for warranty claims related to any projects which are not Transferred Projects or Customer Orders. As used herein, the term "Net Working Capital" shall mean an amount equal to the excess of total current assets over total current liabilities of the Business calculated in accordance with GAAP on a consistent basis with the Working Capital Balance Sheet.

                  (b) If the Estimated Net Working Capital is less than $16,352,196 ("Minimum Target Net Working Capital"), then the Purchase Price payable to Seller at Closing shall be reduced by an amount equal to the amount of such deficit (the "Estimated Working Capital Deficit Adjustment"). If the Estimated Net Working Capital is in excess of $19,180,349 (the "Maximum Net Working Capital" Purchaser shall pay to Seller an amount equal to the amount of such excess (the "Estimated Working Capital Surplus Adjustment").

                  (c) Within forty-five (45) days after the Closing Date, the Purchaser will prepare and deliver to the Seller (i) a draft consolidated balance sheet (the "Draft Closing Date Balance Sheet") for the Business as of the Closing Date, including related schedules and work papers, (ii) a computation and determination of the Net Working Capital as of the Closing Date, and (iii) a computation and determination of the Adjusted Purchase Price.

                  (d) If Seller has any objections to the Draft Closing Date Balance Sheet, it will deliver a detailed statement describing such objections to the Purchaser within fifteen (15) days of receipt thereof. Purchaser and Seller will use reasonable efforts to resolve any such objections among themselves. If the parties do not obtain a final resolution within thirty (30) days after Purchaser has received the statement of objections, Purchaser and Seller will select an independent accounting firm mutually acceptable to them to resolve any remaining objections. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select by lot a nationally-recognized accounting firm which is not then currently and has not provided the principal outside auditing services to any of the parties hereto or any of their Affiliates within the past three (3) years, which shall be jointly instructed by the Purchaser, on the one hand, and the Seller, on the other hand, to determine the Net Working Capital and the Adjusted Purchase Price in accordance with this Agreement. (The accounting firm selected by either mutual agreement or lot is herein referred to as the "Accountant".) The Accountant shall deliver to each of Purchaser and Seller its

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         determinations within thirty (30) days after receiving the joint instructions from Purchaser and Seller, and the determinations of the Accountant will be set forth in writing and will be conclusive and binding upon the parties. The expenses of the Accountant shall be borne equally by Purchaser and Seller in amounts determined in reverse proportion to the net benefit derived by each from any modification resulting from the Seller's objection to the Draft Closing Balance Sheet. The Purchaser will give the Seller the Draft Closing Date Balance Sheet revised to reflect the Accountant's determinations. The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet, together with any revisions thereto pursuant to this Section 1.07, including the determination of the Accountant. The "Adjusted Purchase Price" shall mean the Purchase Price, together with any revisions thereto pursuant to this Section 1.07, including the determination of the Accountant.

                  (e) For purposes of Seller's review of the Closing Date Balance Sheet and the Adjusted Purchase Price, Purchaser will make reasonably available to Seller and its accountants and other representatives the work papers and backup materials used in preparing the Draft Closing Date Balance Sheet at reasonable times and upon reasonable notice at any time during (i) the preparation by Purchaser of the Draft Closing Date Balance Sheet, (ii) the review by Seller of the Draft Closing Date Balance Sheet, and (iii) the resolution by the parties of any objections thereto.

                  (f) If the Net Working Capital as of the Closing Date is less than the Minimum Net Working Capital by more than the Estimated Working Capital Deficit Adjustment, Seller shall pay to Purchaser an amount equal to the amount of such deficit over the Estimated Working Capital Deficit Adjustment plus, if any, the Estimated Net Working Capital Surplus Adjustment. If the Net Working Capital as of the Closing Date is less than the Minimum Net Working Capital by less than the Estimated Working Capital Deficit Adjustment, Purchaser shall pay to Seller the difference between such actual deficit and the Estimated Working Capital Deficit Adjustment. If Net Working Capital as of the Closing Date exceeds Maximum Net Working Capital by more than the Estimated Working Capital Surplus Adjustment, Purchaser shall pay to Seller an amount equal to the amount of such excess over the Estimated Working Capital Surplus Adjustment plus, if any, the Estimated Working Capital Deficit Adjustment. If Net Working Capital as of Closing Date exceeds the Target Net Working Capital by less than the Estimated Working Capital Surplus Adjustment, Seller shall pay to Purchaser an amount equal to the difference between the Estimated Working Capital Surplus Adjustment and such actual excess amount. All payments to be made under this Section 1.07(f) shall be made no later than five (5) Business Days after the earliest to occur of (i) the 30th day after the Draft Closing Date Balance Sheet shall have been given by Purchaser to Seller, if Seller shall not have objected to the Draft Closing Date Balance Sheet within such period; (ii) the first business day after which the Purchaser and Seller have resolved any objection raised by Seller; or
         (iii) the first business day after the date on which the determination of the Accountant referred to in Section 1.06(d) above is given to Purchaser and Seller.

         1.08 Section 338(h)(10) Election and Allocation. Seller and Purchaser agree to make a

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joint election under Section 338(h)(10) of the Code to treat the sale of the
Shares as a sale of the assets of the Companies to Purchaser. The Adjusted Purchase Price under this Agreement shall be allocated between each of the Companies based on the net book value of each of the Companies as of the Closing Date and then allocated in accordance with Schedule 1.08 hereto. After the Closing, the parties shall make consistent use of the allocation specified in
Schedule 1.08 for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code, if applicable, it being understood that Purchaser shall prepare and deliver IRS Forms 8594 and 8023 to Seller within forty-five (45) days after the Closing Date for Seller's review and approval if such forms are required to be filed with the IRS. In any proceeding related to the determination of any Tax, neither Purchaser nor Seller or their respective Affiliates shall contend or represent that such allocation is not a correct allocation.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Seller, as to itself and as to each of the Companies, hereby represents and warrants to Purchaser (and with respect to Section 2.24(b), Purchaser acknowledges and agrees) as follows as of the date hereof:

         2.01 Organization and Good Standing.

                  (a) Seller is a corporation validly existing and in good standing under the Laws of the State of Minnesota. Each Company is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct it business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts included in the Acquired Assets. Each Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except as disclosed on
         Schedule 2.01(a) and except for those jurisdictions in which the failure to be qualified and in good standing would not have, and would not reasonably be expected to have a Material Adverse Effect on the Business.

                  (b) The Company has no subsidiaries except as disclosed on
         Schedule 2.01(b), and does not own any shares of capital stock or other securities of any other Person.

         2.02 Enforceability; Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of the documents to be executed and delivered by Seller at the Closing (collectively, the "Transaction Documents"), each of the Transaction Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in

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         accordance with its terms. Seller has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

                  (b) Except as set forth in and subject to the provisions of
         Schedule 2.02(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
                  violation or breach of (A) any provision of the organizational documents of Seller, or (B) any resolution adopted by the board of directors or the shareholders of Seller;

                           (ii) contravene, conflict with, or result in a
                  violation or breach of, or give any governmental body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Order to which Seller or either Company, or any of the assets of either Company, may be subject except where such contraventions, conflicts, violations, breaches, and rights (A) would not, or would not reasonably be expected to, in the aggregate have a Material Adverse Effect on the Business, or (B) would occur as a result of the identity or the legal or regulatory status of Purchaser or its Affiliates;

                           (iii) contravene, conflict with, or result in a
                  violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by either Company or that otherwise relates to the assets or the business of either Company except where such contraventions, conflicts, violations, breaches, and rights (A) would not, or would not reasonably be expected to, in the aggregate have a Material Adverse Effect on the Business; or (B) would occur as a result of the identity or the legal or regulatory status of Purchaser or its Affiliates;

                           (iv) contravene, conflict with, or result in a
                  violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract included in the Acquired Assets except where such contraventions, conflicts, violations, breaches and rights would not, or would not reasonably be expected to, in the aggregate have a Material Adverse Effect on the Business; or

                           (v) result in the imposition or creation of any Lien
                  upon or with respect to any of the Acquired Assets, except for any imposition or creation of any Lien imposed by any action of Purchaser or at Purchaser's direction.

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                  (c) Except as set forth in Schedule 2.02(c), neither of the
         Companies nor Seller is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby except where failure to give such notice or obtain such consent would not, or would not reasonably be expected to, in the aggregate have a Material Adverse Effect on the Business.

         2.03 Capitalization. The authorized equity securities of Norment consist of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. The authorized equity securities of Norshield consist of 10,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding. Seller is and will be on the Closing Date the record and beneficial owner of all of the shares of equity securities of each Company issued and outstanding, free and clear of all Liens except for any Liens to be released at the Closing. All of the outstanding equity securities of each Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of either Company. None of the securities of either Company was issued in violation of Law. Except as set forth in Schedule 2.01(b), neither Company owns, or has any right to acquire, any securities of any Person or any direct or indirect equity or ownership interest in any other business.

         2.04 Financial Statements. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements:

                  (a) the unaudited, consolidating balance sheets of the Business dated as of February 28, 1996, 1997 and 1998, May 31 1998, and August 29, 1998 (the latter of which is referred to herein as the "Balance Sheet"); and

                  (b) the unaudited consolidating statements of income for the Business for the year ended February 28, 1996, 1997 and 1998, and for the quarterly periods ended May 31, 1998 and August 29, 1998.

Except as set forth on Schedule 2.04, all such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods and present fairly the financial condition and results of operations of the Business, as of the respective dates thereof and for the respective periods covered thereby except for the absence of footnotes and normal year-end adjustments which an audit would reveal and which will not have a Material Adverse Effect on the Business.

         2.05 Books and Records. The books of account and other financial records of each Company, all of which have been made available to Purchaser, are complete and correct in all material respects. The minute books of each Company are complete and accurate in all material respects, and contain records of all meetings held (and consents in lieu of meetings executed by) the shareholders and the board of directors of each Company.

         2.06 Sufficiency of Assets. Except as set forth on Schedule 2.06, the Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, required to operate the Business as currently operated by the Companies, except for such assets the absence of which would not, or would not be reasonably expected to, result in a Material Adverse Effect on the Business.

         2.07 Description of Real Property.

                  (a) Owned Real Property. Schedule 2.07(a) contains a true and correct legal description and common address of all tracts and parcels of land owned by each Company or owned by an Affiliate of Seller and used in the Business which will be owned by one of the Companies as of the Closing Date (the "Real Property").

                  (b) Leased Real Property. Schedule 2.07(b) contains a true and correct common address of all tracts and parcels of land leased by each Company or leased by an Affiliate of Seller which, subject to the consent of the lessor, if required, to the assignment of such lease by such Affiliate to one of the Companies, will be leased by one of the Companies as of the Closing Date, and a true and correct description (by subject property, name of lessor and lease term) of all related leases (the "Leases").

         2.08 Leases. Except as disclosed on Schedule 2.08, each of the Leases is a valid and binding obligation of the respective Company, is enforceable against the respective Company in accordance with its terms and is, to Seller's Knowledge, in full force and effect. There are no offsets or defenses by either of the Companies or, to Seller's Knowledge, the other party thereto under the Leases. There are no existing material defaults by either of the Companies, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute material defaults by either of the Companies, under any of the Leases. Except as described in Schedule 2.08, the sale of the Shares by Seller to Purchaser hereunder will not (i) permit the lessor to accelerate the rent or cause the terms of any of the Leases to be renegotiated,
(ii) constitute a default under any of the Leases or (iii) require the consent of the lessor under the Leases.

         2.09 Title to Assets and Existing Evidence of Title to Real Property. Each Company owns or will, as of the Closing Date, own good and marketable title to all of the Real Property, and owns or will, as of the Closing Date, own all of the other Acquired Assets owned by it, in each case free and clear of any Liens, other than:

                  (a) Permitted Liens and as described on Schedule 2.09(a); and

                  (b) Liens described in Schedule 2.09(b), all of which will be removed at or prior to the Closing.

Seller has delivered to Purchaser true and complete copies of all deeds, existing title insurance policies and surveys of or pertaining to the Real Property in Seller's or the Companies' possession.

         2.10 Condition of Facilities. Except as disclosed on Schedule 2.10:

                  (a) Real Property. Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all material zoning laws and is not subject to "permitted non-conforming" use or structure classifications. The Improvements are in compliance with all Laws in all material respects, including zoning and building laws. The Improvements are in good repair and in good condition in all material respects, ordinary wear and tear excepted and, to Seller's Knowledge, are free from patent and latent defects. To Seller's Knowledge, no part of the Improvements encroaches on any real property not included in the Real Property and there are no Improvements primarily situated on adjoining property which encroach on any part of the Real Property. To Seller's Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of any material part of any Facility or that would materially prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business.

                  (b) Tangible Personal Property. The Tangible Personal Property is in good repair and good operating condition in all material respects, ordinary wear and tear excepted, and, to Seller's Knowledge, is free from material latent and patent defects. All material Tangible Personal Property is under the possession or control of the Companies and their employees.

         2.11 Accounts Receivable. All accounts receivable that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made, to be made, or services actually performed or to be performed by the Company in the Ordinary Course of Business except for billing errors in the Ordinary Course of Business that will not have a Material Adverse Effect on the Business. No Inter-Company Receivables are reflected on the Balance Sheet or any of the other financial statements described in Section 2.04 above. Schedule 2.11 contains a complete and accurate list of all accounts receivable as of the date of the Balance Sheet, which list sets forth the aging of each such account receivable. Since the date of the Balance Sheet, the Company has not changed its normal credit and collection practices.

         2.12 Inventories. Inventories now on hand that were purchased subsequent to the date of the Balance Sheet were purchased in the Ordinary Course of Business of the Company at a cost, to Seller's Knowledge, consistent with market prices prevailing at the time of purchase.

         2.13 Taxes. Subject to the disclosures on Schedule 2.13:

                  (a) Each Company, Seller or one of Seller's Affiliates has duly filed or caused to be filed (or obtained valid, currently effective extensions for filing set forth on Schedule 2.13) all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, provider, withholding and other tax returns, reports, estimates and information and other statements or returns which relate to the Business (including all federal income tax returns for the consolidated group of which the Companies are a part) and which are required to be filed by or on behalf of it pursuant to Law ("Tax Returns").

         All such Tax Returns were correct in all material respects as filed and reflect in all material respects the federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, provider, withholding and other taxes, duties, fees, imposts and governmental charges (and charges in lieu of any thereof), together with interest, and additions to tax and penalties required to be paid or collected by (or allocable to) either Company (collectively "Taxes"). Seller, one of Seller's Affiliates, or one of the Companies (i) has paid or caused to be paid all Taxes as shown due on the Tax Returns and on any assessment received by it with respect to the Business, and (ii) has properly and fully recorded as accrued or deferred liabilities all Taxes for any period from the date of the last reporting period covered by such Tax Returns; provided, however, that any such accrued or deferred liability shall be a Seller Liability in accordance with Section 1.04(a). Neither Company nor Seller has received any written notice of any audit, or any dispute or claim being threatened by any relevant taxing authority concerning any such Tax Return or liability for such Taxes.

                  (b) There is no Tax sharing or allocation agreement that will require any payment by either Company after the Closing Date except as provided in Section 1.02(f) with respect to refunds of Taxes. Neither Company is nor within the five years immediately preceding the Closing Date has been an "S" corporation under the Code.

         2.14 Employee Benefits. Seller and Purchaser acknowledge and agree that, except for any multi-employer pension plan to which contributions are made for union employees in the Business pursuant to a collective bargaining agreement, all of the Employee Plans are Seller's plans and will be retained by Seller after Closing so that after Closing such Employee Plans shall not be applicable to the Transferred Employees and Purchaser will need to implement its own employee benefit plans.

                  (a) Set forth on Schedule 2.14(a) is a complete and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto, that (i) is maintained or contributed to by either Company or any other corporation or trade or business controlled by, controlling, or under common control with either Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") and relating to employees of the Business, and (ii) provides benefits, or describes policies or procedures applicable to any current employee of either Company or the dependents of any thereof, regardless of whether funded (the "Employee Plans").

                  (b) Seller has made available to Purchaser true, accurate and complete copies of

         (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate), (ii) all collective bargaining agreements pursuant to which contributions are currently made or obligations incurred (including both pension and welfare benefits) by either Company or with respect to the employees of the Business, and (iii) all current summary plan descriptions and employee handbooks regarding the Employee Plans.

                  (c) Full payment has been made of all amounts which are required under the terms of each Employee Plan to be paid as contributions by the Companies, Seller or Seller's Affiliates with respect to the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to such Employee Plan, whether or not waived provided that no representations are made as to the accumulated deficiency status of any multi-employer plan as defined in Section 3(37) of ERISA (the "Multi-Employer Plan"). Neither Company is required to provide security to an Employee Plan under Section 401(a)(29) of the Code. Each Company, Seller or an Affiliate of Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date. To the extent any such retrospective adjustment results in a refund with respect to any period ending on or prior to the Closing, such refund shall be an Excluded Asset and to the extent such adjustment shall result in an obligation with respect to any period ending on or prior to the Closing, such obligation shall be a Seller Liability.

                  (d) Except as disclosed in Schedule 2.14(d), no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated. The Pension Benefit Guaranty Corporation ("PBGC") has not instituted or, to Seller's Knowledge, threatened a proceeding to terminate any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA. To Seller's Knowledge, none of the Employee Plans has been the subject of a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required to be filed with the PBGC. Each Company, Seller or an Affiliate of Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

                  (e) To Seller's Knowledge, the transactions contemplated hereby will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063, or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or
         Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any Multi-Employer Plan under Section 4201 of ERISA.

                  (f) Except as disclosed on Schedule 2.14(f), each Company has complied with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended, with respect to all current employees and former employees of the Business and other "qualified beneficiaries" (as defined in Code Section 4980B(g)(1) and ERISA Section 607(3)). To Seller's Knowledge, all current and former Employee Plans that are "group health plans," as defined in Section 5000(b) of the Code, have been operated in conformance with the Medicare as Secondary Payer provisions of the Social Security Act, and no person is subject to liability under Section 5000(a) of the Code with respect to any such Employee Plan.

                  (g) The forms of all Employee Plans are in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act and the Family Medical Leave Act, and such plans have been operated in compliance with such laws and the written Employee Plan documents, except where such failures would not have, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business. Neither of the Companies nor, to Seller's Knowledge, any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed with the IRS, the United States Labor Department, or any other state or federal agency and distributed, and all notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans have been appropriately given, except where such failures would not have, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business.

                  (h) Each Employee Plan which is intended to be qualified under
         Section 401(a) of the Code has received a favorable determination letter from the IRS, except that no representation is given as to any Multi-Employer Plans. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code. Each of the Employee Plans that is an Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code and/or that the plan complies with Section 505 of the Code, unless the IRS does not as a matter of policy issue such notification with respect to the particular type of plan, except that no representation is given as to any Multi-Employer Plans. With respect to each Employee Plan, to Seller's Knowledge, no event has occurred which will give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code, except that no representation is given as to any Multi-Employer Plans.

                  (i) There is no material pending or, to Seller's Knowledge, threatened Proceeding relating to any Employee Plan. Neither of the Companies nor, to Seller's Knowledge, any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject either Company or Purchaser to a tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of

         ERISA. The transactions contemplated hereby will not result in the potential assessment of a tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

                  (j) Each Company, Seller or an Affiliate of Seller has maintained workers' compensation coverage on the Employees as required by applicable state law for at least 30 days prior to the execution of this Agreement.

                  (k) Except as required by Laws and as disclosed on Schedule 2.14(k), the consummation of the Transactions contemplated hereby will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any Transferred Employee. There are no contracts or arrangements providing for payments that would subject either Company or Purchaser to liability for tax under Section 4999 of the Code.

                  (l) Except for the continuation coverage requirements of COBRA, neither Company has obligations or potential liability for benefits to employees following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

         2.15 Compliance with Laws; Governmental Authorizations.

                  (a) Except as set forth in Schedule 2.15(a):

                           (i) Each Company is in compliance with each Law that
                  is applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets included in the Acquired Assets, except any instances of noncompliance that would not have, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business;

                           (ii) To the Knowledge of Seller, neither Company has
                  received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except in cases with respect to which notice or communication either (x) has been resolved without any liability resulting from such resolution being included in the Closing Balance Sheet, or (y) will be retained by Seller as a Seller Liability (and no amount will be accrued therefor in the Closing Balance Sheet).

                  (b) Schedule 2.15(b) contains a complete and accurate list of each Governmental Authorization that is held by each Company or that otherwise relates to the Business or the Acquired Assets. Schedule 2.15(b) identifies the holder of each Governmental Authorization not held by either Company that is used in the Business. Each Governmental Authorization listed or required to be listed in Schedule 2.15(b) is valid and in full force and effect, except where the invalidity or failure to be in full force and effect would not have, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business. Except as set forth in Schedule 2.15(b):

                           (i) Each Company is in compliance with all of the
                  terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.15(b), except where such failure would not have, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business.

                           (ii) To Seller's Knowledge, neither Company has
                  received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization, in each case which notice or communication has not been resolved; and

                           (iii) all applications required to have been filed
                  for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 2.15(b) have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the failure to make such filings would not and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business.

         Except as disclosed in Schedule 2.15(a), the Governmental Authorizations listed in Schedule 2.15(b) collectively constitute all of the Governmental Authorizations necessary to permit the Companies to lawfully conduct and operate the Business as of the date hereof and to permit the Companies to own and use its assets in the manner in which it owns and uses such assets as of the date hereof, except for such omissions that would not have, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Business.

         2.16 Legal Proceedings; Orders.

                  (a) Except as set forth in Schedule 2.16(a) there is no pending or, to Seller's Knowledge, threatened Proceeding:

                           (i) by or against either Company or that otherwise
                  relates to or would reasonably be expected to affect the Business or any of the Acquired Assets, except such Proceedings that would not reasonably be expected to have a Material Adverse Effect on the Business; or

                           (ii) that challenges, or that will or could
                  reasonably be expected to prevent, delay, make illegal, or otherwise interfere with, any of the transactions contemplated hereby.

                  (b) Except as set forth in Schedule 2.16(b):

                           (i) there is no Order or group of Orders to which
                  either Company or any of the Acquired Assets is subject and which is material to either Company or to the operation of the Business (a "Material Order"); and

                           (ii) to the Knowledge of Seller, no employee or agent
                  of either Company, who, in the case of an employee, is a Transferred Employee and, in the case of an agent, is a party to a contract that is a Company Liability, is subject to any Order that prohibits such employee or agent from engaging in or continuing any conduct, activity, or practice relating to the Business in any material respect.

                  (c) Except as set forth in Schedule 2.16(c):

                           (i) Each Company is in compliance with all of the
                  terms and requirements of each Order, except where such failure would not have, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business;

                           (ii) To Seller's Knowledge, neither Company has
                  received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Material Order.

         2.17 Absence of Certain Changes and Events. Except as set forth in
Schedule 2.17, since the date of the Balance Sheet, each Company has conducted the Business only in the Ordinary Course of Business and with respect to the Business there has not been any:

                  (a) change in either Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of either Company; or issuance of any security convertible into such capital stock;

                  (b) amendment to the organizational documents of either
         Company;

                  (c) increase by either Company of any bonuses, salaries, or other compensation (except in the Ordinary Course of Business) to any Transferred Employee or entry into any employment, severance, or similar Contract with any Transferred Employee or enter into any agreement with any of the above for any bonus or other payment contingent on the consummation of the transactions contemplated in the Transaction Documents;

                  (d) adoption of, amendment to, or increase in the payments to or benefits under, any Employee Plan (except as required by law) applicable to Transferred Employees;

                  (e) damage to or destruction or loss of any Acquired Asset material to the Business, whether or not covered by insurance;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement to which either Company is a party and which constitutes an Acquired Asset or relates to the Business, or (ii) any Contract or transaction involving a total remaining commitment of at least $150,000.

                  (g) sale (other than sales of Inventories in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company (except a disposition of such property in the Ordinary Course of Business) including without limitation the sale, lease, or other disposition of any of the Intellectual Property Assets or the creation of any Lien on any Acquired Asset;

                  (h) cancellation or waiver of any claims or rights with a current value to the Company in excess of $150,000;

                  (i) material change in the accounting methods used by the Company; or

                  (j) agreement, whether oral or written, by the Company to do any of the foregoing.

         2.18 Contracts; No Defaults.

                  (a) Schedule 2.18(a) contains an accurate and complete list, and Seller has made available to Purchaser accurate and complete copies, of:

                           (i) each Contract included in the Acquired Assets
                  that involves performance of services or delivery of goods or materials by either Company of a remaining amount or value in excess of $150,000 other than Contracts for Transferred Projects and Customer Orders;

                           (ii) each Contract included in the Acquired Assets
                  that involves performance of services or delivery of goods or materials to either Company of a remaining amount or value in excess of $150,000, except with respect to any such Contract that is entered into for the procurement of services, goods or materials for a Transferred Project disclosure will be made on schedule 2.18(a) only if the remaining amount or value for such Contract is in excess of $500,000;

                           (iii) each Contract of either Company relating to the
                  Business that was not entered into in the Ordinary Course of Business;

                           (iv) each Lease;

                           (v) each Contract with respect to Intellectual
                  Property Assets that is material to the Business;

                           (vi) each Contract with any labor union covering the
                  Transferred Employees or other employee representative of a group of the Transferred Employees relating to wages, hours, and other conditions of employment;

                           (vii) each Contract binding on either Company after
                  Closing containing covenants that restrict either Company's business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                           (viii) a description of the types of powers of
                  attorney of either of the Companies that are currently effective and outstanding;

                           (ix) each Contract included in the Acquired Assets
                  for capital expenditures by either Company having a remaining balance in excess of $150,000;

                           (x) with respect to the Business, each written
                  warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business and other than Contracts relating to Transferred Projects or Customer Orders or to completed projects which will be Seller's responsibility after Closing;

                           (xi) each Contract included in the Acquired Assets
                  providing for commissions payable by either of the Companies in respect of sales by either of the Companies; and

                           (xii) each amendment, supplement, and modification
                  (whether oral or written) in respect of any of the foregoing.

                  (b) Except as set forth in Schedule 2.18(b):

                           (i) as of the Closing, Seller will not have any
                  rights under, and will not become subject to any obligation or liability under, any Contract that relates to the business of either Company, or any of the Acquired Assets except for the Seller Liabilities and the rights, benefits, liabilities and obligations of any Contract relating thereto and except for the Excluded Assets; and

                           (ii) to the Knowledge of Seller, no officer,
                  director, agent, employee, consultant, or contractor of either Company who is a Transferred Employee is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to the Company any rights to any invention, improvement, or discovery relating to the Business.

                  (c) Except as set forth in Schedule 2.18(c):

                           (i) each Contract identified or required to be
                  identified in Schedule 2.18(a) is valid and enforceable against the respective Company that is a party thereto and to Seller's Knowledge, against the other party or parties thereto in accordance with its terms; and

                           (ii) each Contract identified or required to be
                  identified in Schedule 2.18(a) does not require the consent or approval of the other party to such Contract in connection with consummation of the sale of the Shares by Seller to Purchaser.

                  (d) Except as set forth in Schedule 2.18(d), as to the Contracts identified or required to be identified in Schedule 2.18(a):

                           (i) to the Knowledge of Seller, each Company is in
                  compliance with all applicable terms and requirements of each Contract except where such failure would not have, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business;

                           (ii) to the Knowledge of Seller, each other Person
                  that has or had any obligation or liability under any Contract is in compliance with all applicable terms and requirements of such Contract, except where such failure would not have, and would not reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business; and

                           (iii) neither Company has given to or, to Seller's
                  Knowledge, received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract that would have, or would reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business.

                  (e) Except as disclosed in Schedule 2.18(e), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any Contracts included in the Acquired Assets with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation that would have, or would reasonably be expected to have, in the aggregate a Material Adverse Effect on the Business.

                  (f) Each Contract listed in Schedule 2.18(a) relating to the sale, design, manufacture, or provision of products or services by either Company has been entered into in the Ordinary Course of Business of the Company and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

         2.19 Environmental Matters. Except as disclosed in Schedule 2.19:

                  (a) Each Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except where such failure, violation or liability would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Business. Neither Company nor Seller has received any actual or threatened order, notice, or other communication which is currently unresolved from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which either Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by either Company or any other Person for whose conduct either Company may be held responsible.

                  (b) There are no pending or, to the Knowledge of Seller, threatened claims, Liens, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which either Company has or had an interest.

                  (c) To Seller's Knowledge, there are no Hazardous Materials present on or in the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, or sumps, except for Hazardous Materials used in the Business which use is in accordance with the Environmental Laws in all material respects. To the Knowledge of Seller, neither Company nor, any other Person, has permitted or conducted, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which either Company has or had an interest except in compliance in all material respects with the Environmental Laws.

                  (d) To Seller's Knowledge, there has been no Release or threat of Release, of any Hazardous Materials at or from the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which either Company has or had an interest, or any geologically or hydrologically adjoining property, whether by the Company or any other Person.

                  (e) Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or, to Seller's Knowledge, initiated by either of the Companies, pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by either Company or any other Person for whose conduct it is or may be held responsible, with

         Environmental Laws.

         2.20 Employees. Schedule 2.20 contains a complete and accurate list of:
(a) the following information for each of the Employees who are not covered by a collective bargaining agreement as of August 29, 1998: current compensation paid or payable, and date of hire; and (b) all Employees who are covered by a collective bargaining agreement as of October 30, 1998.

         2.21 Labor Disputes; Compliance. Except as disclosed in Schedule 2.21,
(i) neither Company is a party to any collective bargaining agreement or other labor contract; (ii) there is not presently pending or existing, and, to Seller's Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or material employee grievance process involving either Company;
(iii) to Seller's Knowledge, there is no organizational activity or other labor dispute against or affecting either Company or the Facilities; (iv) to Seller's Knowledge, no application for certification of a collective bargaining agent for any class of employees of either Company is pending; (vii) no grievance or arbitration proceeding is pending which would have, or would reasonably be expected to have, a Material Adverse Effect on the Business, and; (viii) there is no lockout of any employees by either Company, and no such action is contemplated by Seller.

         2.22 Intellectual Property Assets.

                  (a) The term "Intellectual Property Assets" means all intellectual property owned, used or licensed (as licensor or licensee) by either Company in connection with the Business, including:

                           (i) Each Company's name, all assumed fictional
                  business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                           (ii) all patents, patent applications, and
                  inventories and discoveries that may be patentable (collectively, "Patents");

                           (iii) all copyrights in both published works and
                  unpublished works (collectively, "Copyrights"); and

                           (iv) all know-how, trade secrets, confidential
                  information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets").

                  (b) Schedule 2.22(b) contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which either Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $150,000 under which the Company is the licensee. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any Contract disclosed on Schedule 2.22(b).

                  (c) Schedule 2.22(c) contains a complete and accurate list of all Patents in connection with the Business owned or, as of the Closing Date, to be owned by the Companies. All of the issued Patents are currently in compliance in all material respects with formal Laws in the United States. No Patent is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller's Knowledge, no Patent is infringed or has been challenged or threatened in any material way, except as disclosed on Schedule 2.22(c). To Seller's Knowledge, none of the products manufactured or sold, nor any process or know-how used, by either Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (d) Schedule 2.22(d) contains a complete and accurate list of all Marks in connection with the Business owned or, as of the Closing Date, to be owned, by the Companies. All such Marks that have been registered with the United States Patent and Trademark Office are currently in compliance in all material respects with all formal Laws in the United States. To Seller's Knowledge, no such Mark is now involved in any opposition, invalidation, or cancellation and no such action is threatened with respect to any of such Marks. To Seller's Knowledge, there is no interfering trademark or trademark application of any third party. To Seller's Knowledge, no such Mark is infringed or has been challenged or threatened in any way, except as set forth in
         Schedule 2.22(d). To Seller's Knowledge, none of such Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (e) To Seller's Knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Seller's Knowledge, none of the subject matter or any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (f) To Seller's Knowledge, no Trade Secret is subject to any material adverse claim or has been challenged or threatened in any way.

         2.23 Compliance with the Foreign Corrupt Practices Act and Export Control Laws

                  (a) To the Seller's Knowledge, the Companies and their officers, managers, employees or agents have not, to obtain or retain business, directly or indirectly offered, paid, or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense, or entertainment with a value in excess of $10,000 in the aggregate to any one individual in any year) or any commission payment payable to:

                           (i) any person who is an official, officer, agent,
                  employee or representative of any Governmental Authority, or of any existing or prospective customer (whether government-owned or non-government-owned);

                           (ii) any political party or official thereof;

                           (iii) any candidate for political or political party
                  office; or

                           (iv) any other individual or entity while knowing or
                  having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or any entity affiliated with such customer, political party or official, or political office.

                  (b) The Companies have at all times been in material compliance with the export control laws of the United States. No product sold or service provided by either Company during the last five-years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or North Korea.

         2.24 Disclosure; Disclaimer; Disclosure Schedules

                  (a) No representation or warranty or other statement made by the Company or Seller in this Article II omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                  (b) Except as expressly set forth in this Article II, Seller makes no representation or warranty, express or implied, at law or in equity, with respect to Seller, the Companies or the Business or any of the Acquired Assets, Liabilities (including Company Liabilities) or operations of the Companies or the Business, including without limitation, with respect to merchantability or fitness for any particular purpose, and any such representations and warranties are hereby expressly disclaimed. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Article II, Purchaser is purchasing the Acquired Assets on an AS IS and WHERE IS basis. Without limiting the generality of the foregoing, Purchaser acknowledges that it has not relied upon any representation, estimate, projection or statement made by or on behalf of Seller as to the future profitability of the Business, the Transferred Projects or the Acquired Assets, and Purchaser shall make no claim (whether for indemnification or otherwise) against Seller as to any projection, representation, estimate or statement made by or on behalf of Seller as to the future profitability of the Business, the Transferred Projects or the Acquired Assets and Seller specifically disclaims any representations or warranties as to any such representation, estimate, projection or statement.

                  (c) Wherever a matter is disclosed by Seller on any Schedule delivered by Seller to Purchaser under this Article II, such disclosure shall modify any other representations or warranties contained in this
         Article II to which such disclosure also applies even if it is not specifically referenced on another relevant Schedule.

         2.25 Relationships with Affiliates. Neither Seller nor any Affiliate of Seller (except the Companies) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), primarily used in or pertaining to the Business, except as disclosed on Schedule 2.25. Neither Seller nor any Affiliate of Seller (except the Companies) owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (a) currently has a material financial interest in any transaction with either Company other than business dealings or transactions disclosed in Schedule 2.25, each of which has been conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or is currently engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company, except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

         2.26 Brokers or Finders. Neither of the Companies nor Seller has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the sale of the Shares pursuant to this Agreement or the transactions contemplated hereby.

         2.27 Year 2000 Disclosure. To Seller's Knowledge, the failure of the computer systems of the Companies which are not expected to be replaced by the Enterprise Resource Planning system referred to in Section 4.02 to be year 2000 compliant will not have a Material Adverse Effect on the Business.



                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows as of the date hereof:

         3.01 Corporate Existence. Purchaser is a corporation validly existing and in good standing under the Laws of the State of Nevada. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         3.02 Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the board of directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any of the articles of incorporation or by-laws of Purchaser;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.03(b) hereto, conflict with or result in a violation or breach of any Law or Order applicable to Purchaser or any of its assets and properties other than such conflicts, violations or breaches which would not in the aggregate reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement; or

                  (c) (i) conflict with or result in a violation or breach of,
         (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under, any Contract or License to which Purchaser is a party or by which any of its assets and properties is bound and which, individually or in the aggregate with other such Contracts and Licenses, is material to the validity or enforceability of this Agreement or the performance by Purchaser of its obligations under this Agreement.

         3.04 Governmental Approvals and Filings. Except as disclosed in
Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the performance by Purchaser of its obligations under this Agreement.

         3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the performance by Purchaser of its obligations under this Agreement.

         3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Purchaser or Seller for a finder's fee, brokerage commission or similar payment.

         3.07 Financing and Bond Commitments. Purchaser has delivered to Seller
(a) a written commitment or commitments from reputable financing sources (the "Financing Commitment") sufficient to provide all of the financing required by Purchaser to consummate the transaction contemplated by this Agreement, and (b) a written commitment or commitments from a reputable bonding company or companies (the "Bonding Commitment") to satisfy the Bonding Condition at Closing. Seller has accepted the Financing Commitment and the Bonding Commitment and reasonably expects such commitments to be completed in connection with the Closing. The Financing Commitment and Bonding Commitment are attached hereto as Schedule 3.07.

         3.08 Financial Statements. Prior to the execution of this Agreement, Purchaser has delivered to Seller true and complete copies of the following financial statements:

                  (a) the audited consolidated balance sheet of Purchaser as of December 31, 1997 and the consolidated statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 1997; and

                  (b) the unaudited consolidated balance sheet of Purchaser as of June 30, 1998 and the consolidated statements of operations and cash flows for the six months ended June 30, 1998.

All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods and present fairly the financial condition and results of operations of Purchaser for the respective periods covered thereby except, in the case of the unaudited financial statements, for the absence of footnotes and normal year-end adjustments which an audit would reveal and which will not have a materially adverse effect.

         3.09 Security Clearances Purchaser has all necessary security clearances to purchase and own the Shares of the Companies and to enable the Companies to operate the Business which clearances are described on Schedule 3.09.


                                   ARTICLE IV
                               COVENANTS OF SELLER

         Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until or at the Closing with respect to Sections 4.01 through 4.10 and 4.12 hereof, and thereafter with respect to Sections 4.11 and
4.13 hereof, Seller will comply with all covenants and provisions of this
Article IV, except to the extent Purchaser may otherwise consent or waive in writing.

         4.01 Due Diligence. Seller will (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants, lenders, and other representatives (together, "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents, attorneys and accountants of the Business and to the Acquired Assets and the Books and Records related thereto, but only to the extent that such access does not unreasonably interfere with the business and operations of the Companies or the Business, and (b) furnish Purchaser with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Business and the Companies as Purchaser reasonably may request in connection with the transactions contemplated by this Agreement, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to either of the

Companies or the Business or by which any of their respective assets and properties are bound in which case Seller shall describe the information or data to the extent permitted and the specific reasons for Seller's in ability to furnish the information or data to Purchaser.

         4.02 Conduct of Business. Seller will cause the Companies to conduct the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will cause the Companies to make all usual or planned capital expenditures, including without limitation, expenditures with respect to implementation of the Enterprise Resource Planning system (also known as ERP or the Penta System), to pay all trade and account payables of the Companies in accordance with their customary practices, to collect accounts receivable in accordance with their customary practices, and to use commercially reasonable efforts, to (a) preserve intact the present business organization and reputation of the Business, (b) keep available (subject to dismissals and retirements in the Ordinary Course of Business) the services of the key officers and employees of the Business, (c) maintain the Acquired Assets in good working order and condition, ordinary wear and tear excepted, and (d) maintain the good will of key customers and suppliers of the Business.

         4.03 Fulfillment of Conditions; Other Actions. Seller will proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that is reasonably expected to (or the omission of which would reasonably be expected to) result in the nonfulfillment of any such condition. Promptly after the date hereof, Seller shall cause to be delivered to Purchaser a title insurance commitment covering the Real Property. From the date hereof until the Closing, Seller will cause the Companies to reasonably cooperate with Purchaser in taking such actions as Purchaser reasonably deems necessary to effect a transition of the Business upon closing, provided that such requests shall not unreasonably interfere with the conduct of the Business nor require the Companies to effect any filings, incur any liabilities or enter into any Contracts without Seller's prior written consent which may be withheld by Seller in its reasonable discretion.

         4.04 Hart-Scott-Rodino Act. As soon as practicable after the date of this Agreement, Seller agrees to make any filings required under the Hart-Scott-Rodino Act. Seller will furnish to Purchaser such necessary information and reasonable assistance as the Purchaser may reasonably request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings necessary under the Hart-Scott-Rodino Act.

         4.05 Notice of Developments. Seller will give prompt written notice to Purchaser of any material adverse development affecting the Business and any breach of its representations and warranties contained in Article II hereof.

         4.06 Exclusivity. Seller will not solicit, initiate, encourage or accept any proposal or offer from any Person relating to the acquisition of the Shares or any of the Acquired Assets (including any acquisition structured as a merger, consolidation, or share exchange) other than in the Ordinary Course of Business and neither Seller, its officers or any other representatives of Seller shall participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

         4.07 New Transferred Projects and Bids. After the date hereof until the Closing Date, Seller will promptly notify Purchaser of (a) any bid made by Seller that would be a Transferred Project if such bid was accepted and (b) the acceptance or award of any bid made by Seller which shall become a Transferred Project. To the extent that Purchaser is not also making a bid on any project, Seller will cause the Companies to consult with Purchaser on any such bid in advance of submitting such bid if the respective bid represents work or services to be provided by the Companies (excluding subcontracted work or services provided by a third party) of more than One Million Dollars ($1,000,000).

         4.08 Establishment of Relationships. Upon the request of Purchaser, Seller will cause the Companies, at Purchaser's expense, to use their reasonable efforts to assist the Purchaser in establishing relationships with representatives and agents in foreign countries comparable to those to which the Companies are currently parties and which relate to the Business.

         4.09 Updating Representations and Warranties. From time to time prior to the Closing, Seller shall promptly supplement or amend any of its representations and warranties under Article II which apply to the period after the date hereof by delivering an updated Schedule to Purchaser with respect to any change in fact occurring hereafter or event arising hereafter which would render any such representation or warranty, if made after the date of this Agreement, inaccurate or incomplete. Such supplement or amendment to Seller's representations and warranties contained in an updated schedule shall be deemed to modify the representations and warranties of Seller, and no such supplement or amendment, or the information contained in an updated Schedule, shall constitute a breach of a representation or warranty of Seller. If the information in such supplement or amendment, together with the information in any or all of the supplements or amendments previously provided by Seller or otherwise in the possession of Purchaser indicates to Purchaser that the Business has suffered or is reasonably likely to suffer a Material Adverse Effect, Purchaser may terminate this Agreement within fifteen (15) days after the receipt of such supplement or amendment, provided that if it appears to Purchaser that the Material Adverse Effect may be cured within thirty (30) days from the date the Purchaser received such supplement or amendment (the "Cure Period") and the cure is promptly commenced by the Seller, Purchaser may not terminate this Agreement under this Section until the day after the Cure Period expires.

         4.10 Hedge Contract. Seller has a hedge contract with Harris Bank & Trust Company (the "Bank") with respect to the South African currency. The Bank has advised Seller that it will not permit the assignment of these contracts to Norment or Purchaser. Within ten (10) Business Days after the Closing, Seller and Purchaser shall reasonably cooperate with each other to effect a close out all of its hedge contracts with respect to the South African currency in the most efficient manner reasonably possible, and either (i) Seller will pay Purchaser the net profit (after taking into account the costs and expenses incurred by Seller in connection with such hedge contracts), or (ii) Purchaser will pay Seller the net loss (after taking into account the costs and expenses incurred by Seller in connection with such hedge contracts).

         4.11 Covenant Not to Compete; Non-Solicitation of Transferred
         Employees.

                  (a) For a period of five (5) years after the Closing Date, neither Seller nor any Affiliate of Seller shall directly or indirectly, own, manage, operate, control, act as consultant or advisor to, render any services for, have any financial interest (other than as a creditor) in, or otherwise be connected in any manner with the ownership, management, operation, or control of any Person, firm, partnership, corporation, or other entity (a "Competitor") that is engaged in any business that directly competes with the Business; provided that, notwithstanding any of the foregoing, nothing contained in this Section 4.11 shall (i) restrict the ability of Seller and its Affiliates to manufacture, fabricate, install or service glass products, including the sale of bullet resistant glass for or to a Competitor or any customer of the Business, (ii) impose any restriction on any party that may acquire assets, properties or a business from Seller or its Affiliates, or (iii) prevent Seller or any Affiliate from acquiring or holding equity securities of any publicly traded company if the amount of such securities represents less than 1% of the outstanding capital stock of such company. All of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Shares to be acquired by Purchaser under this Agreement and to prevent any unfair advantage being conferred on Seller or its Affiliates. For a period of two (2) years after the Closing Date, neither Seller nor any Affiliate of Seller shall make any direct sales to the U. S. Department of State for use and installation in embassies of fabricated and finished window or door systems using bullet resistant glass, excluding field constructed curtainwall.

                  (b) Prior to Closing, Seller shall not, and shall cause its Affiliates other than the Companies not to directly or indirectly solicit any of the Transferred Employees to be hired or employed by Seller or such Affiliates other than in the Business prior to the Closing. For the two (2) years after the Closing Date, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly solicit or hire any of the Transferred Employees so long as they are employed by the Companies or Purchaser. Upon Closing, the Transferred Employees shall be deemed employees of the Companies.

         4.12 Administrative Services. At the Closing, Seller will cause its Affiliate, Harmon Ltd., to enter into the administrative services agreement in form and substance substantially identical to Exhibit B attached hereto (the "Administrative Services Agreement") with the Companies, and the Purchaser shall cause the Companies to enter into the Administrative Services Agreement at Closing.

         4.13 Vesting of Benefits under Certain Employee Plans. Seller will cause to vest on the Closing Date all contributions to the Apogee Enterprises, Inc. Retirement Plan (Plan No. 001) and Apogee Enterprises, Inc. Tax Relief Investment Plan (Plan No. 005) with respect to each Transferred Employee, which contributions have been accrued as of the Closing Date and will make payment of all such contributions to such Employee Plans on or promptly after the Closing Date.

                                    ARTICLE V
                             COVENANTS OF PURCHASER

         Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing with respect to Sections 5.01 through
5.04 hereof, and as of the Closing and thereafter with respect to Sections 5.05 through 5.10 hereof, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent or waive in writing.

         5.01 Hart-Scott-Rodino Act. As soon as practicable after the date of this Agreement, Purchaser agrees to make any filings required under the Hart-Scott-Rodino Act. Purchaser will furnish to Seller such necessary information and reasonable assistance as Seller may reasonably request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings necessary under the Hart-Scott-Rodino Act.

         5.02 Notice of Developments. Purchaser will give prompt written notice to Seller of any material adverse development affecting Purchaser or any breach of any of its representations and warranties in Article III hereof.

         5.03 Fulfillment of Conditions. Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing, Purchaser will proceed diligently and in good faith to (a) satisfy each condition to the obligations of Purchaser contained in this Agreement, (b) obtain the financing contemplated by the Financing Commitment and the bonding contemplated by the Bonding Commitment, and (c) obtain all security clearances and other licenses (including construction licenses) necessary for performance of the Contracts for the Transferred Projects (or the subcontract thereof) to Purchaser as contemplated by this Agreement, and will not take or fail to take any action that is reasonably be expected to (or the omission of which would be reasonably expected to) result in the nonfulfillment of any such condition.

         5.04 Payment and Performance Bonds. Purchaser shall use reasonable commercial efforts to provide the individual standard subcontract payment and performance bonds as provided in Schedule 5.04 hereto (the "Bonding Condition").

         5.05 Offer of Employment to Employees. Purchaser shall, as of the Closing Date, offer to employ (on substantially similar terms as such Employees are currently employed in the Business) all of the Employees listed on Schedule
2.20 who are employed in the Business as of the Closing and such other persons who are hired in the ordinary course of business after August 29, 1998 and are employed in the Business as of the Closing Date, including Employees who are on sick leave, military leave or other duly authorized leave of absence. Each Employee who accepts Purchaser's offer of employment is herein referred to as a "Transferred Employee" and all such employees are herein referred to as "Transferred Employees;" provided, however, the persons listed on Schedule 2.20 as remaining with Seller or its Affiliates shall not be Transferred Employees. Purchaser shall not terminate a Transferred Employee (except for cause) for a period of sixty (60) days after employment of such Transferred Employee. To effect the foregoing transition, upon Closing the Transferred Employees shall be deemed employees of the Companies.

         5.06 Employee Benefits. Purchaser will provide the Transferred Employees hired by Purchaser under Section 5.05 with substantially the same employee benefits as provided to its other employees which shall be reasonably comparable to the Employee Plans. Purchaser will insure that, to the extent permitted by law, such benefits provided to the Transferred Employees treat employment with the Companies or Seller's Affiliates prior to the Closing Date the same as employment with Purchaser from and after the Closing Date for purposes of eligibility, vesting and benefit accrual under such benefit plans.

         5.07 Warranty and Other Work. For a period of five (5) years after Closing and upon the request of Seller, Purchaser agrees to perform warranty work or repairs on any project of the Business that is not a Transferred Project. Purchaser will promptly and diligently perform any such warranty work or repairs requested by Seller. Purchaser will charge Seller and Seller will pay Purchaser for any such warranty work or repairs performed by Purchaser the actual cost (under Purchaser's customary costing formula) incurred by Purchaser to perform such work or repairs plus 5% thereof. In the event that Purchaser receives a claim from any customer of a breach of contractual warranty with respect to work performed prior to Closing other than with respect to any Transferred Project, Purchaser shall promptly notify Seller. In the event Seller and such customer do not resolve such claim within a reasonable period after its submission, a responsible officer of Seller and Purchaser will confer in good faith to reach a mutually acceptable resolution of the claim. In the event Seller and Purchaser fail to reach a mutually acceptable resolution within thirty (30) days after such representatives first meet, then either party may request that the extent of Seller's responsibility be determined by binding arbitration in the manner contemplated by Section 8.04(b).

         5.08 Access to Books and Records; Personnel. For a period of seven (7) years after the Closing Date, Purchaser shall, upon the request of Seller, provide Seller or its Representatives reasonable access to the Books and Records of the Companies for any period prior to the Closing Date and permit the taking of copies therefrom. So long as Seller has a right of access under this Section 5.08, Purchaser will provide Seller at least thirty (30) days prior written notice before destroying such Books and Records or otherwise make such Books and Records not readily accessible by Seller so that Seller may elect to receive such Books and Records. For a period of seven (7) years after the Closing, Purchaser shall make personnel of the Companies reasonably available to Seller to provide information relating to any of the Seller Liabilities. Seller shall reimburse Purchaser its reasonable out of pocket costs to provide such assistance.

         5.09 Multi-Employer Plan. At Closing and after Closing, Purchaser shall, and Purchaser shall cause the Companies to, execute and deliver such agreement or agreements consistent with ERISA ss.4204 and take all actions as may be required by such agreements and by ERISA ss.4204 to the extent that executing such agreements and taking such reasonable actions would prevent the Seller (or any Affiliate of the Seller) from incurring any partial or complete withdrawal liability to any Multiemployer Plan as a result of the transactions contemplated by this Agreement if such transactions were to be deemed to constitute an asset sale rather than a stock purchase. Purchaser and Companies shall indemnify Seller (and Affiliates of the Seller) from any withdrawal liability that may arise to the extent that such withdrawal liability is the result of Purchaser's and/or Companies' failure to execute and deliver such agreement or agreements consistent with ERISA ss.4204 and take such reasonable actions as may be required by such agreements and by ERISA ss.4204.

         5.10 Voice Track. After Closing, Purchaser shall, and shall cause the Companies to, (a) promptly transfer to Seller all amounts received by Purchaser or either of the Companies in respect to accounts receivable for the Voice Track business of Norment which are Excluded Assets, and (b) provide Seller reasonable assistance in billing and collecting the accounts receivable for the Voice Track business of Norment, provided that neither Purchaser nor either of the Companies shall be required to commence any Proceeding to effect such collections.


                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

         6.01 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Seller shall have delivered to Purchaser a certificate to that effect at Closing, signed by an officer of Seller.

         6.02 Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

         6.03 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

         6.04 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods (including the waiting period under the Hart-Scott-Rodino Act) imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

         6.05 Third Party Consents. The consents, approvals and actions listed in Schedules 2.02(b), 2.02(c), 3.03(b) and 3.04 hereto shall have been obtained or taken and shall be in full force and effect.

         6.06 Officer's Certificate. Seller shall have delivered to Purchaser an officer's certificate dated as of the Closing Date certifying that (i) attached thereto is a true and complete copy of

Seller's Articles of Incorporation and all amendments thereto; (ii) attached thereto is a true and complete copy of Seller's Bylaws as in effect on the date of such certification; (iii) attached thereto is a true and complete copy of resolutions of Seller's board of directors approving this Agreement, all other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby; and (iv) as to the incumbency and genuineness of the signature of each officer of Seller executing this Agreement or any of the other documents contemplated hereby.

         6.07 Financing and Bonding. Purchaser shall have obtained the financing contemplated by the Financing Commitment or such other financing as is acceptable to Purchaser to consummate the transactions contemplated by this Agreement. Purchaser shall have obtained the bonding contemplated by the Bonding Commitment to satisfy the Bonding Condition.

         6.08 Closing Documents. At Closing, Seller shall execute and deliver (or cause to be executed and delivered) to Purchaser the stock certificates for the Shares accompanied by duly executed stock powers to effect the transfer of the Shares to Purchaser and other agreements or instruments of conveyance as may be reasonably necessary to consummate the transactions contemplated herein. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

         6.09 No Material Adverse Change. Since the date hereof to the Closing Date, there shall not have been any material adverse change in the business, operations, results of operations or financial condition of the Business or the Companies.

         6.10 Director Resignations. At Closing, Seller will cause to be executed and delivered to Purchaser resignations as of the Closing Date from the directors of the Companies.


                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

         7.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in a case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Purchaser shall deliver to Seller a certificate to that effect at Closing, signed by an officer of Purchaser.

         7.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

         7.03 Officer's Certificates. Purchaser shall have delivered to Seller an officer's certificate dated as of the Closing Date certifying that (i) attached thereto is a true and complete copy of Purchaser's Articles of Incorporation and all amendments thereto; (ii) attached thereto is a true and complete copy of Purchaser's Bylaws as in effect on the date of such certification; (iii) attached thereto is a true and complete copy of resolutions of Purchaser's board of directors approving this Agreement, all other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby; and (iv) as to the incumbency and genuineness of the signature of each officer of Purchaser executing this Agreement or any of the other documents contemplated hereby.

         7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

         7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods (including the waiting period under the Hart-Scott-Rodino Act) imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

         7.06 Third Party Consents. The consents (or in lieu thereof, waivers) listed in Schedules 2.02(b), 2.02(c), 3.03(b) and 3.04 shall have been obtained and shall be in full force and effect.

         7.07 Bonding Condition. Purchaser shall have provided to Seller and its Affiliates the bonding and other documents required to satisfy the Bonding Condition.

         7.08 Closing Documents. At Closing, Purchaser shall deliver to Seller the balance of the Purchase Price, and shall execute and deliver, or cause to be delivered, such agreements or instruments as may be reasonably necessary to consummate the transactions contemplated herein. All actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel.

                                  ARTICLE VIII
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENTS, INDEMNIFICATION

         8.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Seller and Purchaser contained in Articles II and III of this Agreement will survive the Closing (unless the party asserting a breach thereof or misrepresentation thereunder knew of the misrepresentation or breach at the time of Closing) and remain in full force and effect for a period of one year from the date of the Closing, provided, however, that the representations and warranties of the Seller contained in Sections, 2.01, 2.02, 2.03 and 2.26 and the representations and warranties of Purchaser in Sections 3.01, 3.02, 3.03 and 3.06 shall survive the Closing and remain in full force and effect without time limit; and provided further, however, the representations and warranties of the Seller contained in Sections 2.13 and 2.14 will survive the Closing until the expiration of any applicable statutes of limitations (as the same may be extended from time to time). The covenants and agreements of the parties contained in this Agreement shall survive the Closing unless and until they are otherwise terminated pursuant to their terms or as a matter of applicable laws.

         8.02 Indemnification by Seller.

                  (a) Subject to Closing and the limitations of Section 8.02(b) and the adjustments provided for in Section 8.02(c), Seller will indemnify and hold harmless the Purchaser and its representatives, shareholders, subsidiaries and Affiliates (collectively, the "Purchaser Indemnified Parties") and will reimburse the Purchaser Indemnified Parties for any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys fees and expenses to the extent defense is not provided by Seller and, with respect to matters arising out of Contracts that neither constitute Company Liabilities nor relate to Transferred Projects, the reasonable time charges for participation in the defense of such matters by Purchaser's personnel) or diminution of value, whether or not involving a third party claim (collectively, "Losses"), arising from or in connection with:

                           (i) any breach of any representation or warranty made
                  by Seller in Article II of this Agreement;

                           (ii) any breach of any covenant or obligation of
                  Seller in (A) Sections 4.01 through 4.10 of this Agreement and
                  (B) Sections 4.11 through 4.13, Section 11.06 and Article VIII of this Agreement;

                           (iii) any claim by any Person for brokerage or
                  finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or either of the Companies (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

                           (iv) any product or component thereof sold and
                  delivered by or any services provided by, the Companies, prior to the Closing Date other than in connection with the Transferred Projects and subject to the provisions of Section
                  5.07 hereof;

                           (v) all Seller Liabilities; and

                           (vi) any claims or threatened claims arising out of
                  the actions or inactions of either of the Companies, Seller or its other Affiliates with respect to the Business prior to the Closing Date, excluding however, any claims arising or resulting from or related to the Transferred Projects regardless of whether such claims result from actions or inactions of either of the Companies, Seller or its other Affiliates taken or failed to be taken prior to the Closing Date or from actions or inactions of the Companies, Purchaser or its Affiliates taken or failed to be taken on or after the Closing Date.

         The Losses described in clauses (i) and (ii)(A) above are collectively referred to herein as "Purchaser Losses".

                  (b) Seller shall be liable to the Purchaser Indemnified Parties for any Purchaser Losses only if the aggregate amount of all Purchaser Losses exceeds $500,000 (the "Deductible"), in which case Seller shall only be obligated to indemnify Purchaser for Purchaser Losses in excess of the Deductible and, then, only to the extent indemnification payable by Seller with respect to Purchaser Losses under this Section 8.02 does not in the aggregate exceed $5,000,000.

                  (c) Notwithstanding anything contained herein to the contrary, the amount for which a Purchaser Indemnified Party is entitled to indemnification hereunder for Purchaser's Losses shall be reduced by the amount of any and all tax benefits, amounts recovered under insurance policies, insurance loss funds or insurance deposits (net of deductibles and incidental expenses) and further reduced by recovery of any setoffs or counterclaims realized by the Purchaser Indemnified Party that are measurable in dollars with reasonable certainty (net of cost and expenses of recovering such amounts).

                  (d) For the purposes of determining Purchaser Losses, the Seller's representations and warranties in Article II hereof, shall be deemed to be made without reference to any materiality qualifications, including, without limitation Material Adverse Effect qualifications.

                  (e) Any indemnification payable by Seller under this Section
         8.02 shall be, to the extent permitted by law, an adjustment to Purchase Price.

         8.03 Indemnification by Purchaser. Purchaser will indemnify and hold harmless Seller and its officers, directors, employees, agents, shareholders and Affiliates (collectively the "Seller Indemnified Parties") and will reimburse the Seller Indemnified Parties for any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys fees and expenses to the extent defense is not provided by Purchaser and, with respect to matters arising out of Contracts that either constitute Company Liabilities or relate to Transferred Projects, the reasonable time charges for participation in the defense of such matters by Seller's personnel) or diminution of value, whether or not involving a third party claim, arising from or in connection with:

                  (a) any breach of any representation or warranty made by Purchaser in Article III of this Agreement;

                  (b) any breach of any covenant or obligation of Purchaser in this Agreement;

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement;

                  (d) any product or component thereof sold and delivered, or any services provided by, the Companies, on or after the Closing Date;

                  (e) all Company Liabilities;

                  (f) any claims or threatened claims arising out of the actions or inactions of either of the Companies, Purchaser or its other Affiliates with respect to the Business on or after the Closing Date, and

                  (g) any claims arising or resulting from or related to the Transferred Projects regardless of whether such claims result from actions or inactions of either of the Companies, Seller or its other Affiliates taken or failed to be taken prior to the Closing Date, from consummation of the transactions contemplated by this Agreement, from actions taken by Seller or any of its Affiliates after Closing pursuant to Purchaser's request under Section 1.01(a), or from actions or inactions of the Companies, Purchaser or its other Affiliates taken or failed to be taken on or after the Closing Date.

At Closing, Purchaser will cause the Companies to provide an indemnification agreement in form and substance substantially identical to Exhibit C attached hereto with joint and several liability for the Companies containing the terms of this Article VIII and covering the matters set forth in clauses (d) through
(g) above.

         8.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable; the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder; and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                  (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 Business Days after the Notifying Party's notice of such Claim (but, in all events, at least five Business Days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys engaged by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable) to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially and adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

                  (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the chief executive officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

                  (c) After the Closing, the rights set forth in this Article VIII shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon actual and knowing fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.


                                   ARTICLE IX
                                   TERMINATION

         9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

                  (b) at any time before the Closing, by Seller or Purchaser, in the event that any Order or Law becomes final which effectively restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement upon notification of the non-terminating party by the terminating party;

                  (c) at any time after the Closing Date by Seller or Purchaser upon notification to the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date;

                  (d) at any time before the Closing, by either Purchaser or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement; or

                  (e) by Purchaser pursuant to Section 4.09 hereof.

         9.02 Effect of Termination. Upon termination pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that (i) the provisions with respect to expenses in Section
11.03 and confidentiality in Section 11.05 will continue to apply following any such termination; and (ii) Section 9.03 will continue to apply following any such termination and shall govern the disposition of the escrow deposit made pursuant to Section 1.05.

         9.03 Escrow Deposit. Upon termination of this Agreement by Seller or Purchaser pursuant to Section 9.01(c) due to the failure of Purchaser to complete the financing contemplated by the Financing Commitment or the bonding contemplated by the Bonding Commitment or by Seller pursuant to Section 9.01(d), any and all deposits made pursuant to the Escrow Agreement, and all interest or earnings thereon then held by the Escrow Agent, shall be distributed to Seller. Upon any other termination of this Agreement, any and all deposits made pursuant to the Escrow Agreement, and all interest or earnings thereon then held by the escrow agent, shall be distributed to Purchaser.

                                    ARTICLE X
                                   DEFINITIONS

         10.01 Definitions.

                  (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

                  "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than 50% of the voting securities of a second Person shall be deemed to control that second Person.

                  "Agreement" means this Stock Purchase Agreement, the exhibits and the schedules hereto and the certificates delivered in accordance with the terms hereof, as the same shall be amended from time to time.

                  "Books and Records" means all files, documents, instruments, papers, books and records, including without limitation personnel records, financial statements, budgets, pricing guidelines, ledgers, journals, deeds, title policies, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of Connecticut, Illinois or Minnesota are authorized or obligated to close.

                  "Business or Condition of" means the business, financial condition or results of operations of the referenced company.

                  "Cash" means cash and cash equivalents, including marketable securities and short term investments, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

                  "Closing" means the closing of the transactions contemplated by Section 1.05.

                  "Closing Date" means the earlier of (a) forty five (45) days after the date of this Agreement, (b) two (2) Business Days after the conditions in Articles VI and VII have been satisfied, or (c) such other date as Purchaser and Seller mutually agree upon in writing., provided however that (x) in the event Seller shall have amended or supplemented any representation or warranty pursuant to the provisions of Section 4.09, the Closing Date shall not occur until the expiration of 15 days after the date Purchaser receives such amendment or supplement, and (y) if such amendment or supplement shall give rise to a Cure Period the expiration of which shall occur later than the earlier of (a), (b), or (c) above, the Purchaser may elect to extend the Closing Date to the day after the last day of the Cure Period, and
         (z) if Purchaser reasonably requests, the Closing Date shall not occur until two weeks after the date that would have been the Closing Date if the extension were not requested.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Contract" means any agreement, lease, sublease, evidence of Indebtedness, mortgage, indenture, security agreement or other similar arrangements.

                  "Construction Project" means any project for which the Companies provide labor and materials to install security or detention products offered for sale in the Business at the customer site; provided that a construction project does not include Customer Orders.

                  "Customer Orders" means any purchase order from a customer for security or detention products offered for sale in the Business where the product is manufactured, assembled or fabricated by the Business and shipped to the customer who installs the product.

                  "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                           (a) any environmental, health, or safety matter or
                  condition (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                           (b) fines, penalties, judgments, awards, settlements,
                  legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

                           (c) financial responsibility under any Environmental
                  Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by any applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or

                           (d) any other compliance, corrective, or remedial
                  measures required under any Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

                  "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

                  "Environmental Law" means any Law that requires or relates to:

                           (a) advising appropriate authorities, employees, and
                  the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                           (b) preventing or reducing to acceptable levels the
                  release of pollutants or hazardous substances or materials into the Environment;

                           (c) reducing the quantities, preventing the release,
                  or minimizing the hazardous characteristics of wastes that are generated;

                           (d) assuring that products are designed, formulated,
                  packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                           (e) protecting resources, species, or ecological
                  amenities;

                           (f) reducing to acceptable levels the risks inherent
                  in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                           (g) cleaning up pollutants that have been released,
                  preventing the threat of release, or paying the costs of such clean up or prevention; or

                           (h) making responsible parties pay private parties,
                  or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "Employee" means the persons employed by Seller or an Affiliate of Seller whose primary responsibilities are to perform duties for the Business.

                  "Facilities" means the Real Property and Tangible Personal Property currently constituting leasehold improvements or fixtures in any of the Real Property.

                  "Financial Statements" means the financial statements of the Business delivered to Purchaser pursuant to Section 2.05.

                  "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period as applied, in the United States.

                  "Governmental Authorization" means any consent, license, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental or Regulatory Authority or pursuant to any Law.

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, Canada or any state, county, city or other political subdivision.

                  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Assets.

                  "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Authority, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

                  "Improvements" means any buildings, fixtures and permanent improvements located on the land, including any such items currently under construction thereon used in the Business.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  "Inter-Company Contract" means any Contract between one of the Companies on the one hand and Seller or its other Affiliates on the other hand."

                  "Inter-Company Receivables" means receivables payable to any of the Companies from Seller or its other Affiliates."

                  "IRS" means the United States Internal Revenue Service.

                  "Knowledge of Seller or Seller's Knowledge" means the actual knowledge of any officer of Seller, Dennis Flynn (President of Norment and Norshield), Stanley Sasser, (Vice President - Finance and Administration of Norment) or Jon Lucynski (Executive Vice President of Norment), without imputation of notice or knowledge of any other source or Person.

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, Canada, any other foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance.

                  "Material Adverse Effect" means, with respect to an entity, business, or assets, any condition, event, change or occurrence that would reasonably be expected to have, a material adverse effect on the assets, business, operations, results of operations, or financial condition of such business, entity or assets.

                  "Option" with respect to any Person means any security, right, subscription, warrant, option, or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "Ordinary Course of Business" means the ordinary operations of the Business, consistent with custom and practice (including with respect to quantity and frequency).

                  "Permitted Lien" means (i) any Lien for Taxes (A) not yet due or delinquent or (B) being contested in good faith by appropriate proceedings for which Seller will remain liable as a Seller Liability (and no amounts for such liability will be included in the Closing Balance Sheet), (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) with respect to any real property, any easements of record that do not materially adversely affect the current use and enjoyment of such real estate or materially detract from its value and any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially adversely affect the value of the real estate or materially impair the use of the real property.

                  "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Proceeding" means any charge, action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

                  "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

                  "Subsidiaries" means any Persons in which the Business, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Persons.

                  "Tangible Personal Property" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by either of the Companies (wherever located and whether or not carried on such Company's books).

                  "Voice Track Business of Norment" means the assets and properties (including Contracts) used primarily in the business of Norment relating to automated computer surveillance tracking system utilizing voice verification and telecommunications technology to track offenders who are released into the community by the criminal justice system.

                  (b) Unless the context of this Agreement otherwise requires,
         (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the Business as conducted by the Business. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

         If to Purchaser, to:

         CompuDyne Corporation
         120 Union Street
         Willimantic, Connecticut  06226
         Attention:  Marty Roenigk, Chairman and Chief Executive Officer

         and

         Quanta Security Systems, Inc.
         Parkway Industrial Park
         7255 Standard Drive
         Hanover, MD 21076
         Attention:  William Rock
         with a copy to:

         Tyler Cooper & Alcorn, LLP
         185 Asylum Street
         City Place, 35th Floor
         Hartford, Connecticut  06103-3488
         Facsimile No. (860) 278-3802
         Attention:  Robert J. Metzler

         If to Seller, to:

         7900 Xerxes Avenue South, Suite 1800
         Minneapolis, Minnesota  55431-1159
         Facsimile No. (612) 896-2400
         Attention:  Robert G. Barbieri, Chief Financial Officer

         with a copy to:

         Kaplan, Strangis and Kaplan, P.A.
         5500 Norwest Center
         90 South Seventh Street
         Minneapolis, Minnesota  55402
         Facsimile No. (612) 375-1143
         Attention:  Bruce J. Parker

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         11.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation the letter of intent dated August 18, 1998 between Purchaser and Apogee Enterprises, Inc., and the confidentiality agreement dated July 16, 1998 between Purchaser and Apogee Enterprises, Inc., and contains the sole and entire agreement between the parties hereto and their Affiliates with respect to the subject matter hereof.

         11.03 Expenses. Except as otherwise expressly provided in this Agreement whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby ("Expenses").

         11.04 Public Announcements. Upon execution of this Agreement, Seller and Purchaser shall announce the transaction contemplated by this Agreement in a press release or press releases mutually agreed by Seller and Purchaser. Following execution of this Agreement, Seller and Purchaser shall make such filings as required by the federal securities laws, including a Form 8-K Current Report with the Securities and Exchange Commission. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Business sells goods or provides services or with whom the Business otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

         11.05 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates and, in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price or to provide bonding to satisfy the Bonding Condition and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless
(i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Business furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than five days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

         11.06    Further Assurances; Post-Closing Cooperation.

                  (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

                  (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority or (iv) in connection with any actual or threatened Action or Proceeding.

                  (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller in accordance with Section 11.05.

                  (d) In the event and for so long as any party hereto is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, the other parties will cooperate with the contesting or defending party and its counsel in the contest or defense, reasonably make available its personnel (including in-house and outside counsel, provided there shall be no waiver of any attorney-client work product or other privileges), and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII above).

         11.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         11.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         11.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

         11.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         11.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         11.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         11.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14 Consent to Jurisdiction. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Minnesota and of the United States of America located in the State of Minnesota with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such Minnesota State or Federal court and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum,
(d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 11.01 hereof, and (e) agrees that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         11.15 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota applicable to a Contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                    SELLER:

                                    APOGEE ENTERPRISES, INC.


                                    By:/s/ Russell Huffer
                                       ---------------------------
                                       Russell Huffer
                                       President and Chief Executive Officer

                                    PURCHASER:

                                    COMPUDYNE CORPORATION


                                    By:/s/Martin A. Roenigk
                                       ---------------------------
                                       Martin A. Roenigk
                                       Chairman and Chief Executive Officer

                                                                       EXHIBIT A

                                ESCROW AGREEMENT


         This Escrow Agreement (this "Agreement") is made and entered into as of November 10, 1998 by and among APOGEE ENTERPRISES, INC., a Minnesota corporation ("Seller"), COMPUDYNE CORPORATION, a Nevada corporation ("Purchaser"), and THE BANK OF NEW YORK, as escrow agent ("Escrow Agent").

                              STATEMENT OF PURPOSE

         WHEREAS, Purchaser and Seller are entering into this Agreement pursuant to the terms of that Stock Purchase Agreement dated as of November 10, 1998 (the "Purchase Agreement").

         WHEREAS, pursuant to the Purchase Agreement, Purchaser is required to deposit certain funds into escrow pursuant to this Agreement.

                                    AGREEMENT

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereby agree as follows:

         1. Definition of Terms. Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement. The Escrow Agent shall not be responsible for any other provisions of the Purchase Agreement.

         2. Appointment and Acceptance. Purchaser and Seller hereby appoint Escrow Agent as escrow agent for the purposes and upon the terms and conditions set forth in this Agreement. Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to hold, invest and dispose of any funds received by it hereunder in accordance with the terms and conditions set forth in this Agreement.

         3. Deposit of Escrowed Funds. On the date hereof, Purchaser shall, as partial payment of the Purchase Price, deliver to Escrow Agent for deposit in escrow pursuant to the provisions of this Agreement, a wire transfer of immediately available funds in the amount of $250,000 (the "Escrowed Funds").

         4. Delivery of Escrow Funds upon Termination relating to Financing or Bonding Contingencies. In accordance with paragraph 6 below, the Escrow Agent shall deliver to Purchaser the Escrowed Funds upon receipt of notice from Seller to the Escrow Agent and Purchaser that the Purchase Agreement has been terminated due to a failure to satisfy the Financing Condition or the bonding Condition under the Purchase Agreement.

         5. Delivery of Escrowed Funds in Other Circumstances. In accordance with paragraph 6 below, the Escrow Agent shall deliver to Purchaser the Escrowed Funds upon receipt of notice from Purchaser to the Escrow Agent and Seller that the Purchase Agreement has been terminated for reasons other than due to a failure to satisfy the Financing Condition or the Bonding Condition under the Purchase Agreement.

         6. Contest of a Claim to Escrow Funds.

         (a) If, at any time Seller or Purchaser shall claim that it is entitled to payment of all or a portion of the Escrowed Funds (a "Right of Payment"), such party shall give notice of such Right of Payment (the "Notice of Payment") to the other party and the Escrow Agent. The Notice of Payment shall be an affidavit describing the event or circumstances giving rise to the Right of Payment, specifying the amount of the Escrowed Funds requested and certifying that the Notice of Payment is being submitted in good faith.

         (b) If Escrow Agent shall have received a Notice of Payment, Escrow Agent shall promptly deliver a copy thereof to the other party hereto. Within ten (10) Business Days ("Dispute Period") after delivery by Escrow Agent of a copy of such Notice of Payment to such other party, such other party may deliver to Escrow Agent a written notice (the "Notice of Dispute") disputing the request for payment of Escrowed Funds stated in the Notice of Payment. The Notice of Dispute shall be an affidavit specifying the amount being disputed (the "Disputed Amount"), describing in reasonable detail the reasons for such dispute and certifying that the Notice of Dispute is being submitted in good faith. If Escrow Agent has not received a Notice of Dispute prior to the expiration of Dispute Period referred to above, then Escrow Agent shall immediately pay to such requesting party, by check or wire transfer of immediately available funds, the full amount of the Escrowed Funds requested in the Notice of Payment. If Escrow Agent has received a Notice of Dispute during the Dispute Period which disputes in part the request for payment of Escrowed Funds stated in the Notice of Payment, then Escrow Agent shall, following receipt of such Notice of Dispute, immediately pay to such requesting party, by check or wire transfer of immediately available funds, the amount, if any, of Escrowed Funds requested in the Notice of Payment which is in excess of the Disputed Amount.

         (c) If Escrow Agent receives a Notice of Dispute, Escrow Agent shall promptly deliver a copy of the Notice of Dispute to the other party hereto, and shall not deliver the Disputed Amount until Escrow Agent shall have received one of the following:

                  (i) A certified copy of an order, decree or judgment issued or rendered by a court of competent jurisdiction, which order, decree or judgment has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal (a "Final Decision") directing the distribution of the Escrow Funds; or

                  (ii) A joint written direction executed by Purchaser and Seller directing the distribution of the Escrowed Funds.

Upon receipt of either (i) or (ii) above, Escrow Agent shall immediately deliver the Escrowed Funds to the proper party in accordance therewith.

         7. Investment of Escrowed Funds. Escrow Agent shall invest the Escrowed Funds, from time to time, in 30-day United States Treasury obligations or certificates of daily deposit having a maturity not to exceed 30 days, any governmental mutual funds, or such other investments mutually designated by Purchaser and Seller. The proceeds of all investments made hereunder shall be distributed in accordance with this Agreement. Escrow Agent shall deliver monthly statements to Purchaser and Seller in accordance with Escrow Agent's regular practice; the parties hereby agree that, except for the foregoing, Escrow Agent shall have no obligations to monitor, or advise the parties with respect to, such investments. All interest or other income earned on the Escrow Funds shall become and be retained and disbursed as part of the Escrow Funds. The party hereunder that receives the interest or other income shall be responsible for filing all necessary tax returns for any interest or other income paid or attributed to it hereunder and shall pay any taxes thereon.

         8. Termination of Escrow. On the Closing Date, Purchaser and Seller shall direct the Escrow Agent to pay Seller the Escrow Funds and, upon such payment, the escrow under this Agreement shall terminate. In the event of a termination of the Purchase Agreement, Escrow Agent shall disburse the Escrowed Funds in accordance with the provisions of paragraphs 4 through 6 hereof, whereupon the escrow under this Agreement shall terminate.

         9. No Liens on Escrowed Funds. During the term of this Agreement, each of Purchaser and Seller agree to keep the Escrowed Funds free and clear of all liens, claims, encumbrances, levies, garnishments or other attachments arising with respect to it.

         10. Notices. Any notices or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

         If to the Seller:


         Apogee Enterprises, Inc.
         7900 Xerxes Avenue South, Suite 1800
         Minneapolis, Minnesota  55431-1159
         Facsimile No. (612) 896-2400
         Attention:  Robert G. Barbieri, Chief Financial Officer

         with a copy to:

         Kaplan, Strangis and Kaplan, P.A.
         5500 Norwest Center
         90 South Seventh Street
         Minneapolis, Minnesota  55402
         Facsimile No. (612) 375-1143
         Attention:  Bruce J. Parker


If to the Purchaser:

         CompuDyne Corporation
         120 Union Street
         Willimantic, Connecticut  06226
         Attention:  Marty Roenigk, Chairman and Chief Executive Officer

         and

         Quanta Security Systems, Inc.
         Parkway Industrial Park
         7255 Standard Drive
         Hanover, MD 21076
         Attention:  William Rock

         with a copy to:

         Tyler Cooper & Alcorn, LLP
         185 Asylum Street
         City Place, 35th Floor
         Hartford, Connecticut  06103-3488
         Facsimile No. (860) 278-3802
         Attention:  Robert J. Metzler


If to Escrow Agent:

         The Bank of New York
         101 Barclay Street, 12 East Escrow Insurance Unit
         New York, NY  10286
         Facsimile No. (212)-815-7181
         Attention:  David G. Sampson


Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, (iii) the next succeeding business day after date of delivery to the overnight courier if sent by overnight courier, or (iv) the next succeeding business day after transmission by facsimile.

         11. Escrow Agent's Liability. Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Escrow Agent. In the absence of bad faith, gross negligence or wilful misconduct on its part, Escrow Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to Escrow Agent. Escrow Agent may act upon any instrument, certificate, opinion or other writing believed by it in good faith and without gross negligence to be genuine, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of the Agreement, except for its own bad faith, gross negligence or wilful misconduct. Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent may execute powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

         12. Indemnification of Escrow Agent. Purchaser and Seller hereby agree jointly and severally to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, wilful misconduct or bad faith on the part of Escrow Agent, arising out of or in connection with its entering into the Agreement, carrying out its duties hereunder and accepting the Escrowed Funds, including the costs and expenses of defending itself against any claim of liability in connection with the exercise or performance of any of its powers or duties hereunder (including reasonable fees, expenses and disbursements of its counsel); provided that, as between Purchaser and Seller the foregoing indemnity obligations shall be borne one-half by Purchaser and one-half by Seller.

         13. Escrow Agent to Follow Instructions of Purchaser and Seller. Notwithstanding any provision contained herein to the contrary, Escrow Agent shall at any time and from time to time take such action hereunder with respect to the Escrowed Funds (and the securities in which any of the Escrowed Funds shall have been invested) as shall be directed in writing by both Purchaser and Seller, provided that Escrow Agent shall first be indemnified to its satisfaction with respect to any of its costs or expenses which might be involved.

         14. Resignation of Escrow Agent. Escrow Agent, or any successor, may resign at any time upon giving written notice, thirty (30) days before such resignation shall take effect, to Purchaser and Seller. In the event Escrow Agent shall resign or be unable to serve, it shall be succeeded by such bank or trust company as Purchaser and Seller shall appoint, or if no appointment is made, by a bank or trust company appointed by a court of competent jurisdiction. In the absence of a successor so appointed by Purchaser and Seller, Escrow Agent may petition such a court to appoint a successor escrow agent. The resigning escrow agent shall transfer to its successor all monies, securities and investments then held subject to this escrow and all pending notices, instructions and directions then in its possession, and shall thereupon be discharged, and the successor shall thereupon succeed to all the rights, powers and duties and shall assume all of the obligations of the resigning escrow agent.

         15. Escrow Agent's Fee and Expenses, Etc.

                  (a) Escrow Agent shall be entitled to (i) a fee for services rendered and for reimbursement of extraordinary expenses incurred in performance of its duties which expenses are not included in said fee, plus (ii) out of pocket expenses which expenses shall be charged as incurred. Such fees and expenses shall be divided equally between the Purchaser, on one hand and Seller, on the other hand.

                  (b) In case said property shall be attached, garnished, or levied upon any court order, or the delivery thereof shall be stayed or enjoined by an order of court, or any order, judgement or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, Escrow Agent is hereby expressly authorized in its sole direction, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

                  (c) In case said Escrow Agent becomes involved in litigation on account of this deposit or of this Agreement, it shall have the right to retain counsel and shall have a lien on the property deposited hereunder for any and all costs, attorneys' fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the parties hereto jointly and severally agree to pay to said Escrow Agent on demand, its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation.

                  (d) In case conflicting demands are made upon it for any situation not addressed in this Agreement, Escrow Agent may withhold performance of this escrow until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise.

                  (e) The parties acknowledge that Escrow Agent will have no obligations or responsibilities with respect to tax reporting of the parties.

         16. Successors. The obligations imposed and the rights conferred by this Escrow Agreement shall be binding upon and inure to the benefit of the respective heirs (including estates), successors and permitted assigns of the parties hereto, but will not be assignable or delegable by any party without the prior written consent of the other parties.

         17. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

         18. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

         19. Amendment. This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by Purchaser, Seller and Escrow Agent.

         20. Enforceability. If any provision of the Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Escrow Agreement, and the Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

         21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed on original and all of which together shall constitute one and the same instrument.

         22. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

         23. Attorneys' Fees. In the event of a dispute between Purchaser and Seller regarding the distribution of the Escrowed Funds, upon the issuance of a final, non-appealable order or judgment by a court of competent jurisdiction, the prevailing party's legal fees and related expenses shall be paid by the non-prevailing party. The determination of which party is the "prevailing" party shall be made by the court issuing such final, non-appealable order or judgment.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.


                                      APOGEE ENTERPRISES, INC.



                                      By:
                                          ---------------------------
                                          Russell Huffer
                                          President and Chief Executive Officer

                                      COMPUDYNE CORPORATION



                                      By:
                                          ---------------------------
                                          Martin A. Roenigk
                                          Chairman and Chief Executive Officer

                                      THE BANK OF NEW YORK



                                      By:
                                          ---------------------------
                                          David G. Sampson
                                          Vice President

                                                                       EXHIBIT B

                        ADMINISTRATIVE SERVICES AGREEMENT


         THIS AGREEMENT, dated as of ____________, 1998 is made and entered into by and among HARMON, LTD., a Minnesota corporation ("Provider"), NORMENT INDUSTRIES, INC., a Delaware corporation ("Norment"), and NORSHIELD CORP., an Alabama corporation ("Norshield" and collectively with Norment, the "Companies").

                              STATEMENT OF PURPOSE

         WHEREAS, on this date, Apogee Enterprises, Inc. ("Seller") has sold all of the outstanding capital stock of the Companies to CompuDyne Corporation ("Purchaser") pursuant to that certain Stock Purchase Agreement dated November __, 1998 (the "Stock Purchase Agreement") between Seller and Purchaser;

         WHEREAS, while the Companies were part of Seller's group of entities, the Companies were provided certain administrative services;

         WHEREAS, Purchaser has requested that certain administrative services continue to be provided to the Companies for a period of time not to extend beyond September 1, 1999 in order to provide Purchaser sufficient time to implement its own administrative systems; and

         WHEREAS, pursuant to Section 4.12 of the Stock Purchase Agreement, this Agreement is being entered into in conjunction with the Closing under the Stock Purchase Agreement in order to provide the Companies with certain administrative services as herein provided.

                                    AGREEMENT

         1. Administrative Services. Upon the terms and conditions of this Agreement, Provider shall provide the Companies, on a non-exclusive basis, the services described in Exhibit A hereto on a basis comparable to that currently provided by Provider to the Companies (the "Services"). The Services will be provided within the limitations, conventions and parameters of the system currently used to provide the Services.

         2. Term. The term of this Agreement will commence as of the date of this Agreement and will continue until the earlier of (i) sixty (60) days after written notice of termination is given to Provider by the Companies, or (ii) September 1, 1999 (the "Termination Date").

         3. Extension or Sale. If the Companies still require the Services after September 1. 1999, and the hardware, software, manuals and other items used in providing those services are still being utilized within the Provider, the Service Period will be extended as required. If the hardware, software, manuals and other items used to provide those services are not being utilized within the Provider, the Companies may purchase the hardware, software, manuals and other items used in providing the Services at their then remaining book value plus any costs associated with assumption of leases and necessary consents for assignments.

         4. Compensation for Services. The Companies agree to pay Provider for the Services as follows:

         (a) from the date hereof until February 28, 1999 or such later date as the Provider starts using alternative hardware and software for the Provider's internal services (the "Adjustment Date"), a monthly fee of $25,000 commencing on the date hereof; provided that if the Termination Date or the Adjustment Date occurs in such a manner as to result in the provision of services for less than a full month, the monthly fee shall be prorated accordingly; and

         (b) from the Adjustment Date through the Termination Date, Provider's reasonable cost (including personnel costs, overhead allocation and third party expenses) to provide the Services, which cost the parties anticipate will be higher than the fees set forth above.

Payment of such fees shall be paid monthly in advance commencing on the date hereof and the same date for each month thereafter. In addition, the Companies will reimburse Provider for any additional costs or expenses incurred by Provider for additional services performed at the specific request of the Companies or Purchaser.

         5. Other Rights and Obligations.

         (a) Without the prior written consent of the other party, each party agrees that it shall use reasonable efforts to not disclose to any third party any information proprietary to the other, including information concerning trade secrets, customer lists, methods, processes or procedures, or any other confidential information of the other party which it learns during the course of its performance of this Agreement. No party shall use the proprietary information of the other for any purpose, other than the purposes enumerated in this Agreement, without the written consent of the other party.

         (b) The Companies shall, jointly and severally, indemnify and hold harmless Provider, its successors and assigns, from and against any and all claims, actions, proceedings, costs, damages and liabilities, including reasonable attorneys' fees and expenses, arising out of, connected with, or resulting from the Services provided by Provider to the Companies hereunder, except to the extent resulting from the gross negligence or willful misconduct of Provider.

         (c) Provider does not warrant or guarantee in any way the results of the Services, provided that Provider agrees to use reasonable care in performing the Services in a businesslike manner.

         (d) Provider shall not have any liability to the Companies in connection with this Agreement for any consequential, exemplary, special, incidental or punitive damages even if it has been advised of the possibility of such damages.

         (e) As an inducement to Provider's undertakings hereunder, the Companies agree that Provider shall not be liable for any mistakes of judgment, except as a result of the gross negligence or willful misconduct of Provider. Notwithstanding the preceding sentence, the liability of Provider for any reason and upon any cause of action or claim in contract, tort or otherwise, shall be limited to an amount equal to the amount actually paid to Provider by the Companies under this Agreement, excluding reimbursement of costs and expenses paid by Provider to any third party providing a portion of the Services. This limitation applies to all causes of action or claims in the aggregate including without limitation, breach of contract, breach of warranty, negligence, strict liability, misrepresentations and other torts.

         (f). The Companies acknowledge that the Services provided and the hardware and software utilized to provide those services are not year 2000 compliant and are not intended to become year 2000 compliant at any time during the term of this Agreement.

         5. Miscellaneous.

         (a) This Agreement is binding upon and inures to the benefit of the respective parties hereto and their successors and assigns.

         (b) Any written notice provided pursuant to this Agreement shall be deemed given (i) if by hand delivery, upon receipt thereof, (ii) if mailed, three (3) days after deposit in the United States mail, postage prepaid, (iii) if by facsimile, on the date of confirmation thereof; or (iv) if by next day delivery service, upon such delivery. All notices shall be addressed to the respective party at the address set forth below its name (or such other address as a party may in the future specify in writing).

         (c) The section headings used herein are for reference and convenience only and shall not be deemed to affect the meaning or construction of the provisions thereof.

         (d) Provider shall not be liable to the other for any delay or failure to perform any of the Services due to causes beyond its reasonable control. Performance times shall be considered extended for a period of time equivalent to the time lost because of such delay.

         (e) If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to that extent deemed omitted and the remaining provisions shall not be affected but shall remain in full force and effect.

         (f) The waiver or failure of either party to exercise any right in any respect provided for herein shall not be deemed a waiver of any further right hereunder.

         (g) No amendment hereof shall be valid unless in writing and signed by an authorized representative of both parties.

         (h) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, letters of understanding, and agreements, whether written or oral, with respect to such subject matter. There are no representations, understandings or agreements relative hereto which are not fully expressed herein.

         (i) The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Minnesota.

         (j) All provisions of this Agreement relating to indemnification and confidentiality shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, Provider and the Companies have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the date first set forth above.



                                            HARMON, LTD.



                                            By:_______________________
                                            Name:_____________________
                                            Title:____________________
                                            Address:__________________




                                            NORMENT INDUSTRIES, INC.



                                            By:_______________________
                                            Name:_____________________
                                            Title:____________________
                                            Address:__________________


                                            NORSHIELD CORP.



                                            By:_______________________
                                            Name:_____________________
                                            Title:____________________
                                            Address:__________________

                                                                       Exhibit A


                             DESCRIPTION OF SERVICES

--------------------------------------------------------------------------------------------------------------------------------
                           PROVIDER SERVICE                 COMPANIES                       PROVIDER PERSONNEL
--------------------------------------------------------------------------------------------------------------------------------

JOB SET-UP                 Set-up in AS400            Job details sent to Provider
                                                      for set-up in AS400               Acct. Clerk

--------------------------------------------------------------------------------------------------------------------------------
PURCHASING
--------------------------------------------------------------------------------------------------------------------------------
Generate Payment for A/P   Input the coded invoice    Provide check stock for A/P
                                                      processing                       A/P clerk; partial Acctg. Mgr.
                           into AS400
--------------------------------------------------------------------------------------------------------------------------------
MANAGE PRODUCTION/JOB
--------------------------------------------------------------------------------------------------------------------------------
Record labor hours                                    Direct entry into AS400
                                                      system or ADP
--------------------------------------------------------------------------------------------------------------------------------
Record material used       Feed from A/P input
--------------------------------------------------------------------------------------------------------------------------------
Manage inventory           Maintain AS400             Manages w/DCD ond AS400
--------------------------------------------------------------------------------------------------------------------------------
Job P&L tracking           Material & labor data feed                                  Partial staff accountant & acctg. Mgr;
                           from AS400                                                  AS400 support; provides
                                                                                       month-end G/L support
--------------------------------------------------------------------------------------------------------------------------------

BILL THE CUSTOMER
--------------------------------------------------------------------------------------------------------------------------------
Compile & Maintain
billing information        Customer set up in AS400   Job & customer info
                           with job setup             provided to Provider
                                                      Billing Clerk
--------------------------------------------------------------------------------------------------------------------------------
Invoice the customer       Enter invoice data in      Invoice generated in the
                           AS400 for job & A/R        field & sent to Accounting
                                                      Clerk Provider
--------------------------------------------------------------------------------------------------------------------------------
A/R                        Input collection info into Provide A/R collection
                           AS400                      information to clear A/R
                                                      and to feed balance sheet
--------------------------------------------------------------------------------------------------------------------------------


PAYROLL
--------------------------------------------------------------------------------------------------------------------------------
Maintain payroll related
 personnel data            Employee set up in AS400   Personnel data sent to Provider  Payroll clerk; Payroll mgr; Controller
--------------------------------------------------------------------------------------------------------------------------------
Enter labor hours                                     Direct entry into AS400 system
                                                      or ADP  worksheet
--------------------------------------------------------------------------------------------------------------------------------
Generate paychecks         weekly *                   Coordinate w/ ADP
--------------------------------------------------------------------------------------------------------------------------------
Account reconciliation     monthly *                  Coordinate w/ ADP
--------------------------------------------------------------------------------------------------------------------------------
Labor/union reporting      job; union (monthly) *     Coordinate w/ ADP
--------------------------------------------------------------------------------------------------------------------------------
Data feed to G/L and jobs  Run payroll to G/L on      Coordinate w/ ADP and Provider   Payroll clerk; Payroll mgr; Controller;
                           AS400 *                                                     AS400 support
--------------------------------------------------------------------------------------------------------------------------------
Tax deposits               Filed *                    Coordinate w/ ADP
--------------------------------------------------------------------------------------------------------------------------------
W2's                       Printed from Payroll       Coordinate w/ ADP
                           system *
--------------------------------------------------------------------------------------------------------------------------------
Per diems                  Calculated by payroll *    Person specific terms provided
                                                      to Provider
--------------------------------------------------------------------------------------------------------------------------------

MONTH-END ACCOUNTING
--------------------------------------------------------------------------------------------------------------------------------
G/L                        Manual adjustments; Run    Direct G/L entry of manual
                           AS400                      adjustments                      Controller; misc. Acctg. Staff;
                                                                                       AS400 support
--------------------------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT C


                               INDEMNITY AGREEMENT


         THIS AGREEMENT dated as of November __, 1998 is made and entered into by and between APOGEE ENTERPRISES, INC., a Minnesota corporation ("Seller"), NORMENT INDUSTRIES, INC., Nevada corporation ("Norment"), and NORSHIELD CORPORATION, an Alabama corporation ("Norshield").

         WHEREAS, Seller and CompuDyne Corporation ("Purchaser") have entered into the stock purchase agreement dated November ___, 1998 (the "Purchase Agreement") pursuant to which Seller will, on this date, sell the outstanding capital stock of Norment and Norshield to Purchaser;

         WHEREAS, pursuant to the Purchase Agreement, Purchaser has agreed to cause Norment and Norshield to enter into this indemnity agreement with and in favor of Seller as a condition to the closing under the Purchase Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. Unless otherwise defined herein, the capitalized terms herein shall have the meanings set forth in the Purchase Agreement.

         2. Indemnification by Norment and Norshield. Norment and Norshield will, jointly and severally, indemnify and hold harmless Apogee and its officers, directors, employees, agents, shareholders and Affiliates (collectively the "Seller Indemnified Parties") and will reimburse the Apogee Indemnified Parties for any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys fees and expenses to the extent defense is not provided by Norment, Norshield or Purchaser and, with respect to matters arising out of Contracts that either constitute Company Liabilities or relate to Transferred Projects, the reasonable time charges for participation in the defense of such matters by Apogee's personnel) or diminution of value, whether or not involving a third party claim, arising form or in connection with:

                  (a) any breach of any representation or warranty made by Purchaser in Article III of the Purchase Agreement;

                  (b) any breach of any covenant or obligation of Purchaser in the Purchase Agreement;

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated by the Purchase Agreement;

                  (d) any product or component thereof sold and delivered, or any services provided by, the Companies, on or after the Closing Date;

                  (e) all Company Liabilities;

                  (f) any claims or threatened claims arising out of the actions or inactions of either of the Companies, Purchaser or its other Affiliates with respect to the Business on or after the Closing Date, and

                  (g) any claims arising or resulting from or related to the Transferred Projects regardless of whether such claims result from actions or inactions of either of the Companies, Seller or its other Affiliates taken or failed to be taken prior to the Closing Date, from consummation of the transactions contemplated by the Purchase Agreement, from actions taken by Seller or any of its Affiliates after Closing pursuant to Purchaser's request under Section 1.01(a), or from actions or inactions of the Companies, Purchaser or its other Affiliates taken or failed to be taken on or after the Closing Date.

         3. Applicability of Section 8.04. The provisions of Section 8.04 of the Purchase Agreement shall also apply to this Agreement, except that, as used therein, (a) "Indemnified Party" and "Notifying Party" mean the Seller and its Affiliates, (b) "Indemnifying Party" means Norment and Norshield (jointly and severally), and (iii) "Claim" means any claim for indemnification asserted by Seller under this Agreement.

         4. Miscellaneous. The provisions of Article IX of the Purchase Agreement (other than Sections 11.02 and 11.13) shall also apply to this Agreement, except that, as used therein "Purchaser" means Norment and Norshield.

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

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                                      SELLER:

                                      APOGEE ENTERPRISES, INC.



                                      By:
                                         -------------------------------
                                        Its:
                                            ----------------------------


                                      NORMENT:

                                      NORMENT INDUSTRIES, INC.


                                      By:
                                         -------------------------------
                                        Its:
                                            ----------------------------


                                      NORSHIELD:

                                      NORSHIELD CORPORATION


                                      By:
                                         -------------------------------
                                        Its:
                                            ----------------------------

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